Filed Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-112843

                             [GRAPHIC OMITTED - LOGO]


                9 3/8% Senior Subordinated Secured Notes due 2009
                                       and
                             Shares of Common Stock

 This prospectus relates to:

o $107,689,600 aggregate principal amount of our 9 3/8% Senior Subordinated Secured Notes due 2009; and

o        4,447,895 shares of our common stock.

         We issued the notes and common stock to the selling holders named in this prospectus (or in any supplement to this prospectus) on February 20, 2004 in a private offering made in connection with our recent capital restructuring. The notes and the common stock that are offered for resale by this prospectus (or in any supplement to this prospectus) are offered for the accounts of the selling holders. The selling holders may sell the notes and the common stock from time to time in any legal manner selected by the selling holder, including directly to purchasers or through underwriters, broker-dealers or agents who may act as agent or as principal, and who may receive compensation in the form of discounts, concessions or commissions from the selling holders or the purchasers. The notes and the common stock may be sold in one or more transactions at fixed prices, prevailing market prices at the time of sale, prices related to the prevailing market prices, varying prices determined at the time of sale or negotiated prices. We will not receive any of the proceeds from the sale of the notes or the common stock by the selling holders.

         The selling holders and any broker-dealers that participate in the distribution of the notes and the common stock offered hereby may be deemed to be "underwriters" within the meaning of Section 2(a)(11) of the Securities Act. As a result, any profits on the sale of notes or common stock by the selling holders and any discounts, commissions or concessions received by any broker-dealers or agents may be deemed to be underwriting commissions and discounts under the Securities Act. Upon being notified by the selling holders that any material arrangement has been entered into with a broker or dealer for the sales through a secondary distribution, or a purchase by a broker or dealer, a supplemented prospectus will be filed, if required, disclosing, among other matters, the names of such brokers and dealers, the amount of notes or the number of shares of common stock involved, the price at which such notes or shares of common stock are being sold and the commissions paid or the discounts or concessions allowed to such broker-dealers.

         As used in this prospectus, "selling holders" includes holders of shares of common stock or notes on the date hereof and any donees, pledgees, transferees or other successors-in-interest, selling shares of common stock or notes received after the date of this prospectus from a selling holder.

         The notes bear interest at the rate of 9-3/8% per year and will mature on September 1, 2009. Interest on the notes accrues from January 1, 2004 and is payable on January 1 and July 1 of each year, beginning on July 1, 2004. We may redeem some or all of the notes at any time on or after January 1, 2006, at redemption prices described under "Description of the Notes ? Redemption." The notes are our senior subordinated obligations and are guaranteed by our subsidiaries on a senior subordinated basis and secured by a second-priority lien on our assets that secure our senior debt.

         Our common stock is quoted on The Nasdaq National Market under the symbol "PCSAD." On February 19, 2004, the last reported bid price per share of our common stock on The Nasdaq National Market was $21.28.

         Investing in the notes and our common stock involves risks. See "Risk Factors" beginning on page 4.

            Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.


                The date of this Prospectus is February 20, 2004

         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS AND THOSE DOCUMENTS INCORPORATED BY REFERENCE HEREIN. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. IF ANYONE PROVIDES YOU WITH DIFFERENT OR INCONSISTENT INFORMATION, YOU SHOULD NOT RELY ON IT. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS PROSPECTUS IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION OF ANY OFFER IN SUCH JURISDICTION. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS OR ANY DOCUMENT INCORPORATED BY REFERENCE IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT COVER OF THE APPLICABLE DOCUMENT. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES PURSUANT TO THIS PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH OR INCORPORATED INTO THIS PROSPECTUS BY REFERENCE OR IN OUR AFFAIRS SINCE THE DATE OF THIS PROSPECTUS. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THAT DATE.



                                TABLE OF CONTENTS

                                                                          Page
Summary ...............................................................     1
Risk Factors ..........................................................     4
Forward-looking Statements ............................................    11
Use of Proceeds .......................................................    13
Ratio of Earnings to Fixed Charges.....................................    13
Selling Holders .......................................................    14
Description of the Notes ..............................................    16
Description of Capital Stock ..........................................    53
Material United States Federal Income Tax Considerations ..............    56
Plan of Distribution ..................................................    62
Legal Matters .........................................................    64
Tax Matters ...........................................................    64
Experts ...............................................................    64
Where You Can Find More Information ...................................    64
Documents Incorporated by Reference ...................................    64


                              ABOUT THIS PROSPECTUS

         This prospectus is part of a registration statement on Form S-3 that we and our subsidiaries filed jointly with the Securities and Exchange Commission (the "SEC") using a "shelf" registration or continuous offering process. Under this shelf process, selling holders may from time to time sell the securities described in this prospectus in one or more offerings.

         This prospectus provides you with a general description of the securities that the selling holders may offer. Each time a selling holder sells securities, the selling holders are required to provide you with a prospectus and/or a prospectus supplement containing specific information about the selling holder. A prospectus supplement may include other special considerations applicable to those securities. The prospectus supplement may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement. You should read carefully both this prospectus and any prospectus supplement, together with the additional information described under the heading "Where You Can Find More Information."

         The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement, including the exhibits, can be read on the SEC web site or at the SEC offices mentioned under the heading "Where You Can Find More Information."

         References in this prospectus to "AirGate," the "Company," "we, "us" and "our" refer to AirGate PCS, Inc. together with its subsidiaries, unless otherwise specified.

                                     SUMMARY


         This summary contains basic information about us. Because it is a summary, it does not contain all of the information that you should consider before purchasing any of the common stock or notes offered hereby. You should read this entire prospectus carefully, including the section entitled "Risk Factors" and the documents incorporated by reference in this prospectus, including any documents incorporated after the date of this prospectus, before making any investment decision.

         AirGate PCS, Inc. and its subsidiaries were created for the purpose of providing wireless Personal Communication Services, or "PCS." We are a network partner of Sprint PCS with the exclusive right to market and provide Sprint PCS products and services in a defined network territory. "Sprint PCS" is a group of wholly-owned subsidiaries of Sprint Corporation, a diversified telecommunications service provider, that operate and manage Sprint's PCS products and services.

         AirGate offers PCS products and services in a territory covering portions of South Carolina, North Carolina and Georgia with attractive demographic characteristics. AirGate's territory has many vacation destinations, covers substantial highway mileage and includes a large student population, with at least 60 colleges and universities. As of December 31, 2003, AirGate had 359,898 subscribers and total network coverage of approximately 6.1 million residents, representing approximately 83% of the residents in its territory. For the quarter ended December 31, 2003, AirGate (excluding iPCS, Inc.) generated revenue of approximately $81.5 million and had a loss from continuing operations of $11.1 million. AirGate has experienced continued net losses from inception and has an accumulated deficit of $1.1 billion and stockholders' deficit of $203.9 million at December 31, 2003.

         In connection with their audit of our year-end financial results, KPMG LLP, our independent auditors, included an explanatory paragraph for "going concern" in their audit opinion with respect to our fiscal 2003 financial statements. Such an explanatory paragraph would result in a default under our credit facility. We have obtained an amendment of our credit facility to permit this explanatory paragraph and prevent a default under the credit facility.

         On February 20, 2004, AirGate completed a recapitalization that included, among other matters, an exchange of approximately $298.2 million of its outstanding 13.5% senior subordinated discount notes due 2009 for an aggregate of approximately 6.6 million shares of AirGate's common stock (on a post-reverse split basis) and approximately $159.0 million of AirGate's 9-3/8% senior subordinated secured notes due 2009, which we refer to herein as the "notes." In connection with the recapitalization, certain holders of our discount notes entered into a support agreement, pursuant to which these noteholders had agreed to exchange their outstanding discount notes for shares of common stock and the notes. Because these noteholders received restricted shares of common stock and notes, pursuant to a registration rights agreement, we granted them certain registration rights, which included filing the registration statement of which this prospectus forms a part, to permit the resale of the common stock and notes.

         Our principal executive offices are located at Harris Tower, 233 Peachtree Street NE, Suite 1700, Atlanta, Georgia 30303. Our website is located at www.airgatepcsa.com. Information contained on our website does not constitute a part of this prospectus.

                                 THE SECURITIES

 The Common Stock

 Common Stock Offered by
      the Selling Holders.......................4,447,895 shares

  Common Stock Outstanding......................11,760,942 shares

  The Nasdaq National Market Symbol.............PCSAD


 The Notes

Issuer........................................    AirGate PCS, Inc.

Notes Offered.................................    $107,689,600 million principal amount of 9-3/8% Senior Subordinated Secured Notes due 2009.

Maturity Date.................................    September 1, 2009.

Interest Payment Dates........................    Interest on the notes accrues from January 1, 2004 and will be paid each January 1 and July 1, commencing July 1, 2004.

Ranking.......................................    The notes are our senior subordinated secured obligations and rank junior in right of payment to up to $175.0 million of indebtedness under our credit facility. As of December 31, 2003, after giving effect to the restructuring, we would have had approximately $309.3 million of outstanding indebtedness, approximately $141.3 million of which would have been senior to the notes.

Collateral....................................    The notes are secured by second-priority liens, subject to certain exceptions and permitted liens, on substantially all of our and our restricted subsidiaries'
                                                  existing and after-acquired assets for which a first-priority lien has been granted to the lenders under our credit facility, which we refer to in this prospectus as the "collateral."

                                                  The indenture and the security documents relating to the notes permit us to incur additional debt and other obligations that may also be secured by liens on the collateral that are senior to or pari passu with the second-priority lien securing the notes, subject to certain restrictions. No appraisals of any collateral have been prepared by us or on our behalf in connection with this exchange offer.

                                                  The first-priority liens on all or a portion of the collateral may be released as more fully provided under the security documents governing the credit facility, and under certain circumstances, the second-priority lien that secures the notes on such released collateral shall automatically be released without the consent of the holders of the notes. In addition, the lenders under the credit facility have the sole ability to control the exercise of remedies with respect to the collateral. In the event of a liquidation of the collateral, the proceeds may not be sufficient to satisfy the obligations under the credit facility or the notes. See "Risk Factors -- Risks Relating to the
                                                  Notes -- The value of the collateral securing the notes may not be sufficient to satisfy obligations under the notes and the collateral securing the notes may be reduced or diluted under certain circumstances" and "-- The lenders under our credit facility have the sole right to exercise remedies against the collateral for so long as the credit facility is outstanding, including releasing the collateral securing the notes." You should read "Description of the Notes -- Security" for a more complete description of the security granted to the holders of the notes.

                                       -2-


Optional Redemption...........................    At any time on or after January 1, 2006, we may redeem the notes in whole or in part, at redemption prices described under the caption "Description of the Notes--
                                                  Redemption," plus accrued and unpaid interest, if any, to the redemption date.

Change of Control.............................    Upon a change of control, as described under the caption "Description of the Notes
                                                 -- Repurchase at the Option of Holders-- Change of Control," you have the right, as a holder of notes, to require us to repurchase all or part of your notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase.

Guarantee.....................................    AirGate's obligations under the notes are fully and unconditionally guaranteed on a senior subordinated secured basis by all of its restricted subsidiaries, which we collectively refer to as the guarantors. The guarantees are senior subordinated secured obligations of the guarantors and rank junior to up to $175.0 million of indebtedness of the guarantors under our credit facility. See "Description of the
                                                  Notes -- Guarantees."

Restrictive Covenants.........................    The indenture governing the notes limits our ability and the ability of our restricted subsidiaries to:

                                                  o........incur more debt;

                                                  o........create liens;

                                                  o........repurchase stock and make certain investments;

                                                  o........pay dividends, make loans or transfer property or assets;

                                                  o........enter into sale and leaseback transactions;

                                                  o........transfer or dispose of substantially all of our assets; and

                                                  o........engage in transactions with affiliates.

                                                  o........These covenants are subject to a number of important exceptions and limitations that are described under the caption "Description of the
                                                           Notes."

Trading.......................................    We do not intend to list the notes for trading on any securities exchange.

Risk Factors..................................    You should consider carefully all of the information set forth in this prospectus and, in particular, you should evaluate the specific factors set forth under "Risk
                                                  Factors" in deciding whether to invest in the notes.

                                  RISK FACTORS

          Our business is affected by the factors discussed in Management's Discussion and Analysis of Financial Condition and Results of Operations incorporated into this prospectus by reference to our Annual Report on Form 10-K/A and the other reports that we file with the SEC under the Securities Exchange Act of 1934. In addition, the other factors described in this section could affect our business, results of operations or the prices of our securities. We believe the risks and uncertainties described below, in our Annual Report on Form 10-K/A and the other reports that we file with the SEC under the Exchange Act are the material risks and uncertainties known or currently anticipated by us that affect our business. You should carefully consider all of these factors before making a decision to purchase the common stock or notes. Each of the following factors could have a materially adverse effect on our business and could result in a loss or a decrease in the value of your investment.

                        Risks Related to Our Common Stock

 We cannot predict the price at which our common stock will trade.

           We cannot predict

         o        what the demand for our stock will be;

         o how many shares of our common stock will be offered for sale or be sold; or

         o        the price at which our common stock will trade.

         Our common stock may experience price volatility because there are no agreements or other restrictions that prevent the sale of a large number of our shares of common stock. In addition, the shares of common stock issued in the restructuring may further increase price volatility because approximately 32% of such issuance has been registered with the SEC, which means that those shares are, in general, freely tradeable. In addition, the offer and sale of shares of common stock pursuant to this prospectus has been registered with the SEC, which means that these shares also are, in general, freely tradeable. Such sales, or the potential for such sales, could adversely affect the price of our stock and create greater volatility in the price of our common stock.

We may not achieve or sustain operating profitability or positive cash flows, which may adversely affect our stock price.

         We have a limited operating history. Our ability to achieve and sustain operating profitability will depend on many factors, including the attractiveness and competitiveness of Sprint PCS products and services and our ability to:

         o        increase our subscriber base;

         o        reduce churn;

         o        sustain monthly average revenues per user; and

         o reduce operating expenses and maintain a moderate level of capital expenditures.

         We have experienced slowing net subscriber growth, higher rates of churn than industry averages and increased costs to acquire new subscribers and as a result, have had to revise our business plan. If we do not achieve and maintain positive cash flows from operations as projected, our stock price may be materially adversely affected.

 Our stock price has suffered significant declines and remains volatile.

         The market price of our common stock has been and may continue to be subject to wide fluctuations in response to factors such as the following, some of which are beyond our control:

         o        quarterly variations in our operating results;

         o        concerns about liquidity;

         o operating results that vary from the expectations of securities analysts and investors;

         o changes in expectations as to our future financial performance, including financial estimates by securities analysts and investors;

         o changes in the market perception about the prospects and results of operations and market valuations of other companies in the telecommunications industry in general and the wireless industry in particular, including Sprint and its PCS network partners and our competitors;

         o changes in our relationship with Sprint, including the impact of our efforts to more closely examine Sprint charges and amounts paid by Sprint, and our disputes with Sprint;

         o        litigation between other Sprint network partners and Sprint;

         o announcements by Sprint concerning developments or changes in its business, financial condition or results of operations, or in its expectations as to future financial performance;

         o actual or potential defaults by us under any of our agreements;

         o actual or potential defaults in bank covenants by Sprint or Sprint PCS network partners, which may result in a perception that we are unable to comply with our bank covenants;

         o announcements by Sprint or our competitors of technological innovations, new products and services or changes to existing products and services;

         o        changes in law and regulation;

         o announcements by third parties of significant claims or proceedings against us;

         o announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments; and

         o        general economic and competitive conditions.

Our common stock may be concentrated in a few holders.

         As a result of the restructuring, the holders of old notes received shares of our common stock representing approximately 55.9% of our common stock. Before the restructuring, the majority of our outstanding old notes were held by a few investors. Consequently, these investors individually hold high concentrations of our common stock following the restructuring. The largest percentage of our common stock held by any single noteholder as a result of the consummation of the financial restructuring is approximately 13.3%.

         In addition, we entered into a registration rights agreement at the time of our acquisition of iPCS, Inc. with some of the former iPCS stockholders. Under the terms of the registration rights agreement, Blackstone Communications Partners I L.P. and certain of its affiliates ("Blackstone") have a demand registration right, which became exercisable after November 30, 2002, subject to the requirement that the offering exceed size requirements. In addition, the former iPCS stockholders, including Blackstone, have incidental registration rights pursuant to which they can, in general, include their shares of our common stock in any public registration we initiate, whether or not for sale for our own account.

         Sales of substantial amounts of shares of our common stock by any of these large holders, or even the potential for such sales, could lower the market price of our common stock and impair its ability to raise capital through the sale of equity securities.

We do not intend to pay dividends in the foreseeable future.

         We do not anticipate paying any cash dividends on our common stock in the foreseeable future. We intend to retain any future earnings to fund operations, debt service requirements and other corporate needs. Accordingly, you will not receive a return on your investment in our common stock through the payment of dividends in the foreseeable future and may not realize a return on your investment even if you sell your shares. In addition, both our credit facility and the indenture governing the notes severely limit our ability to declare and pay dividends.

Our amended and restated certificate of incorporation and bylaws include provisions that may discourage a change of control transaction or make removal of members of the board of directors more difficult.

         Some provisions of our amended and restated certificate of incorporation and bylaws could have the effect of delaying, discouraging or preventing a change in control of us or making removal of members of the board of directors more difficult. These provisions include the following:

         o a classified board, with each board member serving a three-year term;

         o        no authorization for stockholders to call a special meeting;

         o        no ability of stockholders to remove directors without cause;

         o        prohibition of action by written consent of stockholders; and

         o advance notice for nomination of directors and for stockholder proposals.

         These provisions, among others, may have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of us, even though a change in ownership might be economically beneficial to us and our stockholders.

                           Risks Related to the Notes

Our substantial level of indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations on the notes.

         We have a substantial amount of indebtedness that requires significant interest payments. As of December 31, 2003, on a pro forma basis after giving effect to the restructuring, we would have had approximately $309.3 million of total debt. In addition, the indenture for the notes permits us to incur additional indebtedness, subject to specified restrictions.

         Our substantial level of indebtedness could have important consequences to you, including the following:

         o limiting our ability to fund working capital, capital expenditures, acquisitions or other general corporate purposes;

         o requiring us to use a substantial portion of our cash flow from operations to pay interest and principal on the credit facility, the notes and other indebtedness, which will reduce the funds available to us for purposes such as capital expenditures, marketing, development, potential acquisitions and other general corporate purposes;

         o exposing us to fluctuations in interest rates, to the extent our borrowings bear variable rates of interest, including through interest rate swap agreements;

         o placing us at a competitive disadvantage compared to our competitors that have less debt;

         o reducing our flexibility in planning for, or responding to, changing conditions in our industry, including increased competition; and

         o making us more vulnerable to general economic downturns and adverse developments in our business.

Your right to receive payments on the notes and guarantees is subordinated to our credit facility.

         Payment on the notes and guarantees is subordinated in right of payment to up to $175.0 million of our and the guarantors' senior debt under our credit facility. As a result, upon any distribution to our creditors or the guarantors' creditors in a bankruptcy, liquidation, reorganization or similar proceeding relating to us or the guarantors or our or their property, the holders of our and the guarantors' senior debt will be entitled to be paid in full in cash before any cash payment may be made on the notes or the related guarantees. In these cases, we and the guarantors may not have sufficient funds to pay all of our creditors, and holders of the notes may receive less, ratably, than the holders of our senior debt. In addition, all payments on the notes and the related guarantees will be blocked in the event of a payment default on our designated senior debt and may be blocked for up to 179 consecutive days in the event of certain defaults other than payment defaults on our designated senior debt.

         As of December 31, 2003, the notes and the related guarantees would have been subordinated to approximately $151.5 million of debt under our credit facility. In addition, the indenture and our credit facility permit us and the guarantors to incur additional debt, some or all of which may be senior debt. See "Description of the Notes -- Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock." All amounts outstanding from time to time under our credit facility will be designated senior debt.

The value of the collateral securing the notes may not be sufficient to satisfy obligations under the notes, and the collateral securing the notes may be reduced or diluted under certain circumstances.

         The notes are secured by second-priority liens on the collateral described in this prospectus. The collateral also secures on a first-priority basis our obligations under our credit facility, as well as other indebtedness to the extent permitted by the terms of the indenture governing the notes.

         We do not own our 800 tower sites (except one) or retail or administrative sites. The collateral consists primarily of

         o network assets such as base stations, switching equipment and other specialized telecommunications equipment;

         o rights under agreements, such as those with Sprint, or leases with tower operators and other landlords; and

         o        office and retail store equipment.

         In the event of foreclosure on the collateral, the proceeds from the sale of the collateral securing indebtedness under the notes may not be sufficient to satisfy our obligations on the notes. This is so because proceeds from a sale of the collateral would be distributed to satisfy indebtedness and all other obligations under the credit facility and any other indebtedness secured by a first-priority lien on the collateral before any such proceeds could be distributed in respect of the notes. Only after all of our obligations under the credit facility and any other first-priority indebtedness have been satisfied will proceeds from the sale of collateral be available to holders of the notes.

         The value of the collateral and the amount to be received upon a sale of the collateral will depend on many factors, including, among others,

         o our ability to sell our equipment as part of an operating business;

         o the perceived value of the Sprint agreements and Sprint's consent to any transfer;

         o        the condition of the collateral and our industry;

         o        the ability to sell the collateral in an orderly sale;

         o the condition of the international, national and local economies;

         o        the availability of buyers; and

         o        similar factors.

         The book value of the collateral should not be relied on as a measure of realizable value for such assets. By their nature, most of the collateral may be illiquid and may have little or no readily ascertainable market value. In addition, a significant portion of the collateral includes assets that may only be usable, and thus retain value, as part of our existing operating businesses.

         Accordingly, any such sale of the collateral separate from the sale of our business may not be feasible or of significant value. To the extent that holders of other secured indebtedness or third parties enjoy liens (including statutory liens), such holders or third parties may have rights and remedies with respect to the collateral securing the notes that, if exercised, could reduce the proceeds available to satisfy the obligations under the notes. See "Description of the Notes -- Security -- Intercreditor Agreement."

         The indenture and the credit facility may also permit us to designate one or more of our restricted subsidiaries as an unrestricted subsidiary. If we designate an unrestricted subsidiary, all of the liens on any collateral owned by the unrestricted subsidiary or any of its subsidiaries and any guarantees of the notes by the unrestricted subsidiary or any of its subsidiaries will be released under the indenture. Designation of an unrestricted subsidiary will reduce the aggregate value of the collateral to the extent that liens on the assets of the unrestricted subsidiary and its subsidiaries are released and the notes will be structurally subordinated to the debt and other obligations of the unrestricted subsidiary and its subsidiaries. This may materially reduce the collateral available to secure the notes.

The lenders under our credit facility have the sole right to exercise remedies against the collateral for so long as the credit facility is outstanding, including releasing the collateral securing the notes.

         The intercreditor agreement provides that the lenders under our credit facility have the exclusive right to manage, perform and enforce the terms of the security documents relating to the collateral, and to exercise and enforce all privileges, rights and remedies thereunder, including to take or retake control or possession of the collateral and to hold or dispose of the collateral. Under the terms of the intercreditor agreement, if the lenders under the credit facility release a portion of the collateral securing the credit facility in connection with certain sales of assets that are permitted or not prohibited under the indenture, then the collateral so released would no longer secure our obligations under the notes. Any collateral released would cease to act as security for the notes and the guarantees of the notes, as well as our obligations under the credit facility. In addition, if the lenders under the credit facility release collateral in connection with the exercise of remedies against such collateral to satisfy obligations under the credit facility, then the lien securing the notes also would be released.

         In addition, since the lenders under the credit facility control the disposition of the collateral securing the credit facility and the notes, if there were an event of default under the notes, the lenders could decide not to proceed against the collateral, regardless of whether or not there also were a default under the credit facility. In such event, the only remedy available to the holders of the notes would be to accelerate the indebtedness evidenced by the notes and to sue for payment on the notes and the guarantees. By virtue of the direction of the administration of the pledges and security interests and the release of collateral, actions may be taken under the collateral documents that may be adverse to you.

The indenture and our credit facility impose significant operating and financial restrictions on us, which may prevent us from capitalizing on business opportunities and taking some corporate actions.

         The indenture and our credit facility impose, and the terms of any future debt may impose, significant operating and financial restrictions on us. These restrictions, among other things, limit our ability and that of our subsidiaries to:

         o        incur or guarantee additional indebtedness;

         o issue redeemable preferred stock and non-guarantor subsidiary preferred stock;

         o        pay dividends or make other distributions;

         o        repurchase our stock;

         o make investments in other businesses or entities, including entering into and funding joint ventures with third parties;

         o sell or otherwise dispose of assets, including capital stock of subsidiaries;

         o        create liens;

         o        prepay, redeem or repurchase debt;

         o enter into agreements restricting our subsidiaries' ability to pay dividends;

         o        enter into transactions with affiliates;

         o        enter into sale and leaseback transactions; and

         o        consolidate, merge or sell all of our assets.

         In addition, our credit facility requires us to maintain specified financial ratios and satisfy other financial condition tests. These covenants may adversely affect our ability to finance our future operations or capital needs or to pursue available business opportunities or limit our ability to plan for or react to market conditions or meet capital needs or otherwise restrict our activities or business plans. A breach of any of those covenants or our inability to maintain the required financial ratios could result in a default in respect of the related indebtedness. If a default occurs, the relevant lenders could elect to declare the indebtedness, together with accrued interest and other fees, to be immediately due and payable and proceed against any collateral securing that indebtedness.

Federal and state statutes allow courts, under specific circumstances, to void guarantees and require noteholders to return payments received from guarantors.

         Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims in respect of a guarantee could be subordinated to all other debts of that guarantor, if the guarantor at the time it incurred the indebtedness evidenced by its guarantee:

         o received less than reasonably equivalent value or fair consideration for the incurrence of its guarantee and was insolvent or rendered insolvent by reason of such incurrence;

         o was engaged in a business or transaction for which the guarantor's remaining assets constituted unreasonably small capital; or

         o intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they mature.

         The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

         o the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

         o the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

         o        it could not pay its debts as they become due.

         The indenture requires that our restricted subsidiaries guarantee the notes. These considerations also apply to their guarantees. Because our subsidiaries do not conduct any independent operations, they do not generate any revenues. Consequently, they depend on AirGate to support their operations, which AirGate is not contractually obligated to do.

         We cannot assure you as to what standard a court would apply in determining whether a guarantor would be considered to be insolvent. If a court determined that a guarantor was insolvent after giving effect to the guarantees, it could void the guarantees of the notes by one or more of our subsidiaries and require you to return any payments received from such subsidiaries.

Our credit facility, as amended, prevents us from repurchasing the notes upon a change of control or asset sale.

         Upon a "change of control" or "asset sale," in each case as defined in the indenture, we are required under certain circumstances to make an offer to repurchase all of the outstanding notes at a price equal to, for a change of control, 101% of the principal amount thereof and, for an asset sale, 100% of the principal amount thereof, together with any accrued and unpaid interest and additional interest to the date of repurchase. If a change of control or asset sale were to occur, there can be no assurance that we would have sufficient funds to pay the purchase price for all of the notes that we might be required to purchase. Our credit facility limits our ability to purchase the notes in the event of a change of control or asset sale. Our future indebtedness may also contain restrictions on our ability to repurchase the notes upon certain events, including transactions that could constitute a change of control or asset sale under the indenture. Our failure to purchase, or give notice of purchase of, the notes would be a default under the indenture, which would in turn be a default under our credit facility. In addition, a change of control will constitute an event of default under our credit facility. A default under our credit facility would result in an event of default under the indenture if the lenders were to accelerate the debt under our credit facility. If the foregoing occurs, we may not have enough assets to satisfy all obligations under our credit facility and the indenture. All payments on the notes and the related guarantees will be blocked in the event of a payment default on our designated senior debt and may be blocked up to 179 consecutive days in the event of defaults other than payment defaults on our designated senior debt that permit the holders of that debt to accelerate its maturity. See "Description of the Notes -- Ranking."

Our payment obligations may be accelerated if we are unable to maintain or comply with the financial and operating covenants contained in our credit facility.

         Our credit facility contains covenants specifying

         o        the maintenance of certain financial ratios;

         o reaching defined subscriber growth and network covered population goals;

         o        minimum service revenues;

         o        maximum capital expenditures; and

         o the maintenance of a ratio of total and senior debt to annualized EBITDA, as defined in the credit facility.

The definition of EBITDA in our credit facility is not the same as EBITDA used by us in this prospectus. If we are unable to operate our business within the covenants specified in our credit facility, our ability to use our cash could be restricted or terminated and our payment obligations may be accelerated. Such a restriction, termination or acceleration could have a material adverse affect on our liquidity and capital resources.

If we fail to pay the debt under our credit facility, Sprint has the option of purchasing our loans, giving Sprint certain rights of a creditor to foreclose on our assets.

         Sprint has contractual rights, triggered by an acceleration of the maturity of the debt under our credit facility, pursuant to which Sprint may purchase our obligations to our senior lenders and obtain the rights of a senior lender. To the extent Sprint purchases these obligations, Sprint's interests as a creditor could conflict with our interests. Sprint's rights as a senior lender would enable it to exercise rights with respect to our assets and continuing relationship with Sprint in a manner not otherwise permitted under our Sprint agreements.

Your ability to sell the notes may be limited by the absence of an active trading market.

         The notes are a new issue of securities for which there currently is no established trading market. Consequently, the notes are relatively illiquid and you may be unable to sell your notes. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for quotation on any automated dealer quotation system. We cannot assure you as to the liquidity of any trading market for the notes. We also cannot assure you that you will be able to sell your notes at a particular time or that the prices that you receive when you sell will be favorable.

         Trading prices of the notes will depend on many factors, including:

         o        our operating performance and financial condition;

         o        the interest of securities dealers in making a market; and

         o        the market for similar securities.

                           FORWARD-LOOKING STATEMENTS

         This prospectus contains or incorporates by reference forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (which is codified in Section 21E of the Exchange Act and Section 27A of the Securities Act). These forward-looking statements are based on current expectations, estimates, forecasts and projections about us, our future performance, our liquidity, the wireless industry, our beliefs and management's assumptions. In addition, other written and oral statements that constitute forward-looking statements may be made by us or on our behalf. Such forward-looking statements include statements regarding expected financial results and other planned events, including but not limited to, anticipated liquidity, churn rates, ARPU and CPGA, roaming rates, EBITDA, and capital expenditures. Words such as "anticipate," "assume," "believe," "estimate," "expect," "intend," "plan," "seek", "project," "target," "goal," variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual future events or results may differ materially from these statements. These risks and uncertainties include:

         o        the impact of the recapitalization for AirGate;

         o        our dependence on the success of Sprint's wireless business;

         o the competitiveness and impact of Sprint's pricing plans and PCS products and services;

         o intense competition in the wireless market and the unsettled nature of the wireless market;

         o the potential to experience a continued high rate of subscriber turnover;

         o the ability of Sprint to provide back office billing, subscriber care and other services and the quality and costs of such services or, alternatively, our ability to outsource all or a portion of these services at acceptable costs and the quality of such services;

         o        subscriber credit quality;

         o        the ability to successfully leverage 3G products and services;

         o        inaccuracies in financial information provided by Sprint;

         o new charges and fees, or increased charges and fees, imposed by Sprint;

         o        the impact and outcome of disputes with Sprint;

         o our ability to predict future customer growth, as well as other key operating metrics;

         o the impact of spending cuts on network quality, customer retention and customer growth;

         o        rates of penetration in the wireless industry;

         o our significant level of indebtedness and debt covenant requirements;

         o the impact and outcome of legal proceedings between other Sprint network partners and Sprint;

         o the potential need for additional sources of capital and liquidity;

         o risks related to our ability to compete with larger, more established businesses;

         o        anticipated future losses;

         o        rapid technological and market change;

         o        an adequate supply of subscriber equipment;

         o        the current economic slowdown; and

         o        the volatility of the market price of our common stock.

         These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in this prospectus under the caption "Risk Factors" and elsewhere in this prospectus and the incorporated reports. Moreover, we caution you not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. We do not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this report or to reflect the occurrence of unanticipated events. All subsequent forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this prospectus.

                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of the notes or common stock by the selling holders.


                       RATIO OF EARNINGS TO FIXED CHARGES

         The following table sets forth the ratio of earnings to fixed charges of AirGate for the nine month period ended September 30, 1999 and for each of the years ended September 30, 2000 through 2003.


 ---------------- ------------------------------------ ------------------
  Quarter ended                                        Nine months ended
   December 30,          Year ended September 30,        September 30,
  -------------          ------------------------      -----------------
      2003            2003    2002    2001     2000           1999
      ----            ----    ----    ----     ----           ----
     --(1)           --(1)   --(1)   --(1)    --(1)          --(1)

         (1) Earnings were inadequate to cover fixed charges for the nine months ended September 30, 1999, the years ended September 30, 2000, 2001, 2002, and 2003, and the quarter ended December 31, 2003 by approximately $15.6 million, $81.3 million, $111 million, $92.8 million, $42.2 million, and $11.1 million, respectively. "Fixed charges" consist of interest on outstanding debt and amortization of debt discount and expense, adjusted for capitalized interest and 25% (the proportion deemed representative of the interest factor) of operating lease expense. "Earnings" consist of consolidated loss from continuing operations before income taxes and fixed charges.

                                 SELLING HOLDERS

         We issued the common stock and the notes offered by this prospectus on February 20, 2004. Selling holders may from time to time offer and sell pursuant to this prospectus any or all of the notes and the common stock.

         The following table sets forth information, as of February 12, 2004, with respect to the selling holders and the principal amounts of notes and the number and percentage of shares of common stock beneficially owned by each selling holder that may be offered under this prospectus. The information is based on information provided by or on behalf of the selling holders. The selling holders may offer all, some or none of the notes or common stock. Because the selling holders may offer all or some portion of the notes or the common stock, no estimate can be given as to the amount of the notes or common stock that will be held by the selling holders upon any sales. In addition, the selling holders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes or common stock since the date on which they provided the information regarding their notes or common stock in transactions exempt from the registration requirements of the Securities Act. Information about the selling holders may change over time. Any changed information will be set forth in prospectus supplements.



                                                                                     Principal
                                                                                     Amount of
                                                                                       Notes         Number of
                                                                                    Beneficially     Shares of
                                                                                    Owned that        Common             % of
                                                                                    may be sold      Stock that       Outstanding
Name and Address                                                                        ($)         may be sold      Common Stock
----------------                                                                   -------------    ------------     -------------
Alexandra Investment Management
      Alexandra Global Master Fund Ltd.                                              5,989,200         247,370           2.10%
JMB Capital Partners, LP
      JMB Capital Partners, LP                                                       4,213,300         174,018           1.48%
Lonestar Capital Management
      Lonestar Partners LP                                                           1,599,900         66,083              *
Third Point Management Company L.L.C.
      Third Point Partners LP                                                        2,710,300         111,944             *
      Third Point Offshore Fund Ltd.                                                 5,121,500         211,531           1.80%
      Points West International Investments Ltd.                                      730,600          30,177              *
      Banzai Partners LP                                                              359,400          14,846              *
      Banzai Offshore Fund Ltd.                                                       524,200          21,653              *
      Lyxor Asset Management                                                         1,220,200         50,399              *
Loeb Partners Corporation
      Loeb Arbitrage Fund                                                            1,791,900         74,013              *
      Loeb Partners Corporation                                                       106,600           4,405              *
      Loeb Offshore Fund                                                              165,300           6,828              *
      Starr International Co. Inc.                                                     69,300           2,863              *
Credit Suisse First Boston International
      Credit Suisse First Boston International                                       1,599,900         66,083              *
40/86 Advisors
      40/86 Series Trust - High Yield Portfolio                                        69,300           2,863              *
      Bankers Life & Casualty Co. - High Yield                                        533,300          22,027              *
      Conseco Fund Group - High Yield Fund                                            725,300          29,957              *
      40/86 Strategic Income Fund                                                     741,300          30,618              *
      Evergreen Funding, Ltd./Evergreen Funding Corp.                                 933,300          38,548              *

                                       -14-

Capital Research and Management Company
      American High Income Trust                                                     16,253,200        671,293           5.71%
      The Bond Fund of America, Inc.                                                 10,666,600        440,553           3.75%
      The Income Funds of America, Inc.                                              10,853,200        448,263           3.81%
      American Funds Ins. Series - High Income Bond Fund                               26,600           1,101              *
 Glenview Capital Management LLC
      Glenview Capital Master Fund, Ltd.                                             8,581,500         354,436           3.01%
      Glenview Institutional Partners, LP                                            4,707,300         194,422           1.65%
      Glenview Capital Partners, LP                                                  1,979,800         81,771              *
 River Run Management, LLC
      River Run Fund Ltd.                                                            1,999,900         82,603              *
      Cold Springs LP                                                                  231,900          9,582              *
      River Run Partners LP                                                          1,733,300         71,589              *
 AIG Global Investment Corp.
      AIG Life Insurance Company                                                       13,300            550               *
      AIG Annuity Insurance Company - AIG Annuity High Yield Distressed Fund         1,839,900         75,995              *
      AIG Annuity Insurance Company - AIG Annuity High Yield Fund                    1,013,300         41,852              *
      American General Life and Accident Insurance Company                           1,333,300         55,069              *
      American General Life Insurance Company                                        1,919,900         79,299              *
      The Variable Annuity Life Insurance Company - High Yield Distressed Funds      1,679,900         69,387              *
      The Variable Annuity Life Insurance Company - High Yield Bond Fund             4,186,600         172,917           1.47%
      VALIC Company II Strategic Bond Fund                                            213,300           8,811              *
      SunAmerica Series Trust - High Yield Bond Portfolio                            2,733,300         112,891             *
      SunAmerica Income Funds - SunAmerica Strategic Income Fund                      373,300          15,419              *
      VALIC Company II High Yield Bond Fund                                           466,600          19,274              *
      SunAmerica Life Insurance Company                                              1,546,600         63,880              *
      AIG SunAmerica Inc.                                                            1,599,900         66,083              *
      SunAmerica Income Funds - SunAmericas High Yield Bond Fund                     2,533,300         104,631             *
_____________________

* Less than one percent.

                            DESCRIPTION OF THE NOTES

         This description of the 9-3/8% Senior Subordinated Secured Notes due September 1, 2009 generally describes the terms of these securities, which are referred to in this section of the prospectus (the "prospectus") as the "Notes." The Notes were issued under an indenture, dated as of February 20, 2004 (the "Indenture"), by and among AirGate, the Guarantors and The Bank of New York, as trustee (the "Trustee"). In this description, the word "AirGate" refers only to AirGate PCS, Inc. and not to any of its Subsidiaries. Capitalized terms used in this section and not otherwise defined below under the heading "Definitions" have the respective meanings assigned to them in the Indenture.

         The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939. The Notes are subject to all such terms, and reference is made to the Indenture and the Trust Indenture Act for a statement of those terms. The Indenture is qualified as an indenture under the Trust Indenture Act.

         The following summary of specific provisions of the Indenture, the Intercreditor Agreement and each of the Security Documents is not intended to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the Indenture, the Notes, including the definitions of certain terms therein and those terms made a part thereof by the Trust Indenture Act, the Intercreditor Agreement and each of the Security Documents. We urge you to read the Indenture, the Intercreditor Agreement and each of the Security Documents because they define your rights as a holder of the Notes. We have filed a copy of the Indenture, the Intercreditor Agreement and each of the Security Documents as exhibits to the registration statement that includes this prospectus.

General

         AirGate issued the Notes in an aggregate principal amount of $159,034,600, approximately $107.7 million of which is being offered by this prospectus. The Notes will mature on September 1, 2009. The Notes were issued only in registered form without coupons and only in denominations of $100 and any integral multiple thereof. Except in limited circumstances, the Notes were issued as a global note. See "-- Book Entry Form" below. No service charge will be made for any registration of transfer or exchange or redemption of Notes, but we may require payment in certain circumstances of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.

         The payment of principal, premium, if any, and interest on the Notes is unconditionally guaranteed on a senior subordinated secured basis by the Guarantors (the "Guarantees"). The Guarantors are collectively referred to as the "Guarantors" and are individually referred to as a "Guarantor." See "-- Guarantees."

         The Notes are secured, on a second-priority basis, by Liens on substantially all of AirGate's and its Restricted Subsidiaries' existing and after-acquired assets for which a first-priority lien has been granted to the lenders under AirGate's Credit Facilities. See "-- Security."

Ranking

         The payment of principal of and premium, if any, and interest on the Notes is subordinated in right of payment, as set forth in the Indenture, to the prior payment in full of all Senior Debt. The Notes are:

         o        senior subordinated secured obligations of AirGate;

         o secured by a second-priority lien, subject to certain exceptions and Permitted Liens, on the Collateral described below under "--Security;"

         o unconditionally guaranteed on a senior subordinated secured basis by the Guarantors;

         o subordinated in right of payment to all existing and future Senior Debt (which consists of up to $175.0 million of Indebtedness under the Credit Facilities and Hedging Obligations with respect thereto) of AirGate;

         o equal in right of payment to all existing and future senior subordinated indebtedness of AirGate;

         o senior in right of payment to all existing and future subordinated indebtedness of AirGate;

         o junior in right of payment up to $175.0 million of existing and future obligations of AirGate and the Guarantors under Credit Facilities; and

         o effectively junior in right of payment to all existing and future debt and other liabilities of AirGate's Subsidiaries that are not Guarantors.

         As of December 31, 2003, after giving effect to the restructuring, AirGate and its Restricted Subsidiaries would have had approximately $309.3 million of total outstanding Indebtedness, of which approximately $141.3 million would have been senior to the Notes.

         As of the date of the Indenture, all of AirGate's Subsidiaries are "Restricted Subsidiaries." However, under the circumstances described below under the subheading "Selected Covenants -- Designation of Restricted and Unrestricted Subsidiaries," AirGate is permitted to designate Subsidiaries meeting particular requirements as "Unrestricted Subsidiaries." Unrestricted Subsidiaries will not Guarantee the Notes and will not be subject to many of the restrictive covenants in the Indenture.

         If AirGate fails to make any payment on the Notes when due or within any applicable grace period, whether or not on account of the payment blockage provisions referred to below, such failure would constitute an Event of Default under the Indenture and would enable the holders to accelerate the maturity thereof. The rights of the holders of Notes to receive payment upon an acceleration of the maturity is subordinated in right of payment to the rights of the holders of the Senior Debt. See "Events of Default and Remedies."

         The obligations of each Guarantor under its Guarantee are senior subordinated secured obligations. As such, the rights of holders of Notes to receive payment by a Guarantor pursuant to its Guarantee are subordinated in right of payment to the rights of holders of the Senior Debt. The terms of the subordination provisions described below with respect to AirGate's obligations under the Notes apply equally to a Guarantor and the obligations of such Guarantor under its Guarantee.

         The terms of the subordination provisions described below do not apply to payments from money or the proceeds of U.S. Government obligations deposited in trust prior to the occurrence of an event prohibiting payment of or on the Notes and held in trust by the Trustee for the payment of principal of or interest on the Notes pursuant to the provisions described under "Legal Defeasance and Covenant Defeasance."

         Upon any distribution to creditors of AirGate in a liquidation or dissolution of AirGate or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to AirGate or its property, an assignment for the benefit of creditors or any marshaling of AirGate's assets and liabilities, the holders of Senior Debt are entitled to receive payment in full of all Obligations due in respect of such Senior Debt, including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Debt, before the holders of Notes are entitled to receive any payment with respect to the Subordinated Note Obligations, and until all obligations with respect to Senior Debt are paid in full, any distribution to which the holders of Notes would be entitled shall be made to the holders of Senior Debt, except that holders of Notes may receive and retain Permitted Junior Securities and payments made from the trust described under "Legal Defeasance and Covenant Defeasance."

         AirGate also may not make any payment upon or in respect of the Subordinated Note Obligations, except in Permitted Junior Securities or from the trust described under "Legal Defeasance and Covenant Defeasance," if (a) a default in the payment of the principal of, or premium, if any, or interest on, or commitment fees relating to, Designated Senior Debt occurs and is continuing beyond any applicable period of grace or (b) any other default occurs and is continuing with respect to Designated Senior Debt that permits holders of the Designated Senior Debt as to which such default relates to accelerate its maturity and the Trustee receives a notice of such default (a "Payment Blockage Notice") from AirGate or the holders of any Designated Senior Debt. Payments on the Notes may and shall be resumed, including the payment of any amounts previously blocked by such Payment Blockage Notice (a) in the case of a payment default, upon the date on which such default is cured or waived and (b) in the case of a nonpayment default, upon the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Debt has been accelerated. No new period of payment blockage may be commenced unless and until 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been waived or cured for a period of not less than 90 days.

         The Indenture further requires that AirGate promptly notify holders of Designated Senior Debt if payment of the Notes is accelerated because of an Event of Default. As a result of the subordination provisions described above, in the event of a liquidation or insolvency, holders of Notes may recover less ratably than creditors of AirGate who are holders of Senior Debt.

Principal, Maturity and Interest

         AirGate issued the Notes in an aggregate principal amount of $159,034,600. The Notes will mature on September 1, 2009.

         Interest is payable at a rate of 9-3/8% per annum, semi-annually in arrears on January 1 and July 1 of each year, commencing July 1, 2004 to holders of record of such Notes at the close of business on the December 15 and June 15 next preceding the Interest Payment Date (each a "Regular Record Date"). Interest accrues from the most recent Interest Payment Date to which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from January 1, 2004. Cash interest is computed on a basis of a 360-day year of twelve 30-day months. Certain of AirGate's existing debt agreements restrict the ability of AirGate's Subsidiaries to pay dividends to enable AirGate to pay interest on the Notes.

         The principal of, premium, if any, and interest on the Notes is payable, and the Notes are exchangeable and transferable, at the office or agency of AirGate in the City of New York maintained for such purposes, which initially is the office of the Trustee located at 101 Barclay Street, New York, New York 10286.

Mandatory Sinking Fund

         The Notes are not subject to any sinking fund.

Paying Agent and Registrar for the Notes

         The Trustee initially acts as Paying Agent and Registrar. We may change the Paying Agent or Registrar without prior notice to the holders of the Notes, and we or any of our Subsidiaries may act as Paying Agent or Registrar.

Transfer and Exchange

         A Holder of Notes may transfer or exchange such Notes in accordance with the Indenture. The Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and we may require a holder to pay any taxes and fees required by law or permitted by the Indenture. We are not required to transfer or exchange any Note selected for redemption. Also, we are not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

         The registered holder of a Note will be treated as the owner of it for all purposes.

Guarantees

         The Guarantors, jointly and severally, fully and unconditionally guarantee our obligations on a senior subordinated secured basis under the Notes. Each Guarantee is:

         o subordinated in right of payment to all existing and future senior Indebtedness of each Guarantor;

         o equal in right of payment to all other existing and future senior subordinated Indebtedness of each Guarantor; and

         o senior in right of payment to all existing and future subordinated Indebtedness of each Guarantor.

         The obligations of each Guarantor under its Guarantee is limited as necessary to prevent that Guarantee from constituting a fraudulent conveyance under applicable law. See "Risk Factors -- Risks Related to the Notes -- Federal and state statutes allow courts, under specific circumstances, to void the guarantees and require noteholders to return payments received from guarantors."

         A Guarantor may not sell or otherwise dispose of all or substantially all of its assets, or consolidate with or merge with or into another Person, whether or not such Guarantor is the surviving Person, unless:

         o immediately after giving effect to that transaction, no Default or Event of Default exists; and

         either:

         o the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor pursuant to a supplemental indenture satisfactory to the Trustee; or

         o the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Indenture.

         The Guarantee of a Guarantor will be released:

         o        if we designate the Guarantor as an Unrestricted Subsidiary;

         o in connection with any sale of all of the capital stock of a Guarantor, if we apply the Net Proceeds of that sale in accordance with the applicable provisions of the Indenture; or

         o in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor, including by way of merger or consolidation, if we apply the Net Proceeds of that sale or other disposition in accordance with the applicable provisions of the Indenture.

         See "--Repurchase at the Option of Holders-- Asset Sales."

Security

         Pursuant to certain security agreements and pledge agreements, as amended from time to time, among AirGate, the Guarantors and the Trustee (collectively, the "Second-Priority Security Documents"), subject to Permitted Liens, the Notes are secured by a second-priority security interest in the assets of AirGate and the Guarantors (collectively, the "Collateral") that secure the Indebtedness outstanding under Credit Facilities and obligations under interest rate and foreign currency hedging obligations provided by lenders under Credit Facilities (collectively, the "First-Priority Debt Obligations"). The First-Priority Debt Obligations are secured on a first-priority basis pursuant to the First-Priority Security Documents. The Collateral consists of substantially all of the personal property of AirGate and the Guarantors. In addition, AirGate and the Guarantors have pledged all the capital stock of their directly-owned subsidiaries. Subject to the foregoing limitation on stock pledges, the Indenture and the Second-Priority Security Documents require that the Trustee be granted a second-priority lien on any additional assets that secure the First-Priority Debt Obligations after the date hereof.

         In addition to borrowings under the Credit Facilities, AirGate and its Restricted Subsidiaries finance a portion of their business and operations with other First Lien Indebtedness. As of December 31, 2003, AirGate and its Restricted Subsidiaries had approximately $1.0 million of such other First Lien Indebtedness, including outstanding capital leases and other purchase money indebtedness. These obligations are generally secured by a first-priority lien on the underlying assets relating to such obligations and in some instances, a second-priority lien has been granted for the benefit of the lenders under the Credit Facilities. As a result, the Notes are secured by a third-priority security interest in such assets.

         AirGate is permitted to issue certain additional debt or other obligations secured by the Collateral, subject to the covenants described below under "-- Covenants -- Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock" and "-- Limitation on Liens" and subject to compliance with the terms of the Credit Facilities and other debt that may be secured by the Collateral. The second-priority liens securing the Notes are junior to the first-priority liens securing the First Lien Indebtedness and to certain Permitted Liens. The persons holding liens under the First-Priority Security Documents and the holders of certain Permitted Liens are entitled to control the Collateral under certain circumstances, including the sale or other disposition thereof to the extent permitted or not otherwise prohibited by the Indenture, and such persons and holders of Permitted Liens may have rights and remedies with respect to the Collateral that, if exercised, could adversely affect the value of the Collateral or the ability of the Trustee on behalf of the Holders of the Notes to realize or foreclose on the Collateral. See "Risk Factors -- Risks Related to the Notes -- The lenders under our credit facility have the sole right to exercise remedies against the collateral for so long as the credit facility is outstanding, including releasing the collateral securing the notes."

         Upon any foreclosure or related sale of the assets constituting the Collateral, the proceeds will first be applied to repay First Lien Indebtedness and Indebtedness securing Permitted Liens. Any remaining proceeds will be used to repay obligations, including the Notes, secured on a second-priority basis. If such remaining proceeds are insufficient, the Holders of the Notes would only have an unsecured claim against AirGate and the Guarantors. See "Risk Factors -- Risks Related to the Notes -- The value of the collateral securing the notes may not be sufficient to satisfy obligations under the notes and the collateral securing the notes may be reduced or diluted under certain circumstances."

         No appraisals of any Collateral were prepared by us or on our behalf in connection with the exchange offer. The value of the Collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers for the Collateral.

         Liens on portions of the Collateral may be released under certain circumstances, as described below in "-- Intercreditor Agreement."

         Subject to certain terms and conditions in the Indenture and the Second-Priority Security Documents, AirGate and the Guarantors have the right to remain in possession and retain control of the Collateral, to freely operate the Collateral and to collect, invest and dispose of any income therefrom.

Intercreditor Agreement

         All rights against the Collateral are subject to the terms and provisions of the Intercreditor Agreement among AirGate, the Guarantors, the Senior Collateral Agent and the Trustee, as collateral agent for the Holders of the Notes. Pursuant to the Indenture, the Trustee has the authority to act as the exclusive agent for each of the Holders of the Notes with respect to the Collateral, including the enforcement of any remedy against the Collateral.

         For so long as the Credit Facilities (including any refinancing, substitution or replacement facilities) are in effect, the decision of whether, and to what extent, to exercise remedies against the Collateral will be solely at the direction of the Senior Collateral Agent and the required lenders under the Credit Facilities. Following the date on which

         o all obligations under the Credit Facilities have been paid in full in cash,

         o there are no outstanding letters of credit under the Credit Facilities, and

         o        the Credit Facilities have been terminated and not replaced,

the Trustee will, subject to Permitted Liens, have the exclusive right to exercise any right or remedy with respect to the Collateral in accordance with the Indenture and the Second-Priority Security Documents.

         The Trustee and the Holders of the Notes do not have any right to initiate or direct the exercise of remedies against the Collateral until such date. As a result, even during a bankruptcy case, neither the Trustee nor the Holders of the Notes have any right or ability to exercise or cause the exercise of remedies against the Collateral until such date. The Trustee is permitted to file a claim of interest in a bankruptcy case with respect to the second-priority liens in order to preserve its rights in the Collateral.

         If the Trustee or any Holder of the Notes receives any cash proceeds or other monies in respect of the Collateral by exercise of any rights of set-off or otherwise at any time when such proceeds or monies are required to be delivered to the Senior Collateral Agent under the Intercreditor Agreement, such proceeds will be applied in accordance with the terms of the Intercreditor Agreement.

         The cash proceeds of any sales of, or collections on, any Collateral received upon the exercise of remedies will be applied pursuant to the Intercreditor Agreement in the order and priority as stated under "-- Security."

         The Intercreditor Agreement provides that the second-priority liens will automatically be released on the applicable portion of the Collateral if
(1) the Senior Collateral Agent exercises any remedies in respect of such Collateral; or (2) such Collateral is sold or otherwise disposed of as permitted or not prohibited by the Credit Facilities (unless prohibited under the Indenture).

Certain Bankruptcy Limitations

         The right of the Trustee to foreclose upon and dispose of, or otherwise exercise remedies in respect of, the Collateral upon the occurrence of an Event of Default is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy case were to be commenced by or against AirGate prior to the Trustee having repossessed and disposed of, or otherwise exercised remedies in respect of, the Collateral. Under the Bankruptcy Code, a secured creditor such as the Trustee is prohibited from repossessing its collateral from a debtor in a bankruptcy case, or from disposing of collateral repossessed from such debtor, without bankruptcy court approval. Moreover, the Bankruptcy Code permits the debtor to continue to retain and to use collateral even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given "adequate protection." The meaning of the term "adequate protection" may vary according to circumstances, but it is intended in general to protect the value of the secured creditor's interest in the collateral and may include cash payments or the granting of additional collateral, if and at such times as the court in its discretion determines, for any diminution in the value of the collateral as a result of the stay of repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term "adequate protection" and the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments with respect to the Notes could be delayed following commencement of a bankruptcy case, whether or when the Trustee could foreclose upon or dispose of the Collateral or whether or to what extent Holders of the Notes would be adequately compensated for any delay in payment or loss of value of the Collateral.

Optional Redemption

         The Notes are not redeemable at the option of AirGate prior to January 1, 2006. Starting on that date, AirGate may redeem all or a part of the Notes upon not less than 30 nor more than 60 days' notice, at the redemption prices, expressed as percentages of principal amount at maturity thereof, set forth below plus accrued and unpaid interest thereon, if any, to the applicable redemption date (subject to the right of holders of record on the relevant date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period beginning on January 1, of the years indicated below:

                                                     Percentage of
                                                    Principal Amount
     Year                                             at Maturity
     ----                                           ----------------
     2006...............................................104.688%
     2007...............................................102.344%
     2008 and thereafter................................100.000%

         Notwithstanding the foregoing, AirGate's outstanding Senior Debt currently prohibits AirGate from redeeming any Notes.

Repurchase at the Option of Holders

     Change of Control

         If a Change of Control occurs, each Holder of Notes has the right to require AirGate to repurchase all or any part, equal to $100 or an integral multiple thereof, of that Holder's Notes pursuant to a Change of Control Offer, as defined below. In the Change of Control Offer, AirGate will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon, if any, to the date of purchase (subject to the right of holders of record on the relevant date to receive interest due on the relevant interest payment date). Within 30 days following any Change of Control, AirGate will mail a notice to each Holder of Notes describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes (a "Change of Control Offer") on the Change of Control Payment Date specified in such notice, pursuant to the procedures required by the Indenture and described in such notice. AirGate will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control.

         To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, AirGate will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such conflict.

         On the Change of Control Payment Date, AirGate will, to the extent lawful:

         o accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

         o deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered; and

         o deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by AirGate.

         The Paying Agent will promptly mail to each holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail or cause to be transferred by book entry to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $100 or an integral multiple thereof.

         Prior to complying with any of the provisions of this "Change of Control" covenant, but in any event within 90 days following a Change of Control, AirGate will either repay all outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of Notes required by this covenant. AirGate will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

         The provisions described above that require AirGate to make a Change of Control Offer following a Change of Control are applicable regardless of whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders of the Notes to require that AirGate repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

         AirGate's outstanding Senior Debt currently prohibits AirGate from purchasing any Notes, and also provides that certain change of control events with respect to AirGate would constitute a default under the agreements governing the Senior Debt. Any future credit agreements or other agreements relating to Senior Debt to which AirGate becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when AirGate is prohibited from purchasing Notes, AirGate could seek the consent of its senior lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If AirGate does not obtain such a consent or repay such borrowings, AirGate will remain prohibited from purchasing Notes. In such case, AirGate's failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under such Senior Debt. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the holders of Notes.

         AirGate will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by AirGate and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

         The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of AirGate and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting, the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require AirGate to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of AirGate and its Subsidiaries taken as a whole to another Person or group is uncertain.

     Asset Sales

         AirGate will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

              (1) AirGate, or the Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

              (2) such fair market value is determined by AirGate's Board of Directors and, if such fair market value exceeds $5.0 million, is evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee; and

              (3) at least 75% of the consideration therefor received by AirGate or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following shall be deemed to be cash:

                  (a) any liabilities, as shown on AirGate's or such Restricted
              Subsidiary's most recent balance sheet, of AirGate or any Restricted Subsidiary, other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Guarantee, that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases AirGate or such Restricted Subsidiary from further liability; and

                  (b) any securities, Notes or other obligations received by
              AirGate or any such Restricted Subsidiary from such transferee that are contemporaneously, subject to ordinary settlement periods, converted by AirGate or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion; and

              (4) if such Asset Sale involves the transfer of Collateral, (a) such Asset Sale complies with the applicable provisions of the Security Documents and (b) all consideration (other than cash) received in such Asset Sale shall be expressly made subject to the Lien under the Security Documents, which Lien shall be junior in priority to a similar Lien granted to secure Senior Debt.

         Within 360 days after the receipt of any Net Proceeds from an Asset Sale, AirGate may apply such Net Proceeds at its option:

              (1) to repay Senior Debt;

              (2) to acquire all or substantially all of the assets of, or a majority of the Voting Stock of, another Permitted Business which becomes part of, or which is or becomes, a Restricted Subsidiary;

              (3) to make a capital expenditure in assets that are used or useful in a Permitted Business; or

              (4) to acquire other long-term assets that are used or useful in a Permitted Business.

         Pending the final application of any such Net Proceeds, AirGate may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture.

         Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute Excess Proceeds. When the aggregate amount of Excess Proceeds exceeds $10.0 million, AirGate will make an Asset Sale Offer to all Holders of Notes and all holders of other Indebtedness that is equal in right of payment with the Notes containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of Notes and such other Indebtedness that is equal in right of payment that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount, plus accrued and unpaid interest, if any, to the date of purchase and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, AirGate may use such Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and such other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and such other Indebtedness that is equal in right of payment to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

         AirGate will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the Indenture, AirGate will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Indenture by virtue of such conflict.

Selection and Notice

         If less than all of the Notes are to be redeemed at any time, the Trustee will select Notes for redemption as follows:

         o if the Notes are listed, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; or

         o if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate.

         No Notes of $100 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address. Notices of redemption may not be conditional.

         If any Note is to be redeemed in part only, the notice of redemption that relates to that Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Selected Covenants

     Limitation on Restricted Payments

         AirGate shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly:

              (1) declare or pay any dividend on, or make any distribution to the holders of, any shares of its Equity Interests, other than dividends or distributions payable solely in its Equity Interests, other than Disqualified Stock, or in options, warrants or other rights to purchase any such Equity Interests, other than Disqualified Stock;

              (2) purchase, redeem or otherwise acquire or retire for value, other than value consisting solely of Equity Interests of AirGate that is not Disqualified Stock or options, warrants or other rights to acquire such Equity Interests that is not Disqualified Stock, any Equity Interests of AirGate, including options, warrants or other rights to acquire such Equity Interests;

              (3) redeem, repurchase, defease or otherwise acquire or retire for value, other than value consisting solely of Equity Interests of AirGate that is not Disqualified Stock or options, warrants or other rights to acquire such Equity Interests that is not Disqualified Stock, prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness that is subordinate, whether pursuant to its terms or by operation of law, in right of payment to the Notes; or

              (4) make any Investment that is not a Permitted Investment;

(each of the foregoing actions set forth in clauses (1) through (4), other than any such action that is a Permitted Investment, being referred to as a "Restricted Payment"), unless, at the time thereof, and after giving effect thereto,

                  (a) no Default or Event of Default shall have occurred and be continuing;

                  (b) AirGate would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of the covenant described below under the caption "-- Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock;" and

                  (c) after giving effect to such Restricted Payment on a pro forma basis, the aggregate amount of all Restricted Payments made on or after the Closing Date shall not exceed

                      (i) the amount of (x) the Operating Cash Flow of AirGate
                  after June 30, 2003 through the end of the latest full fiscal quarter for which consolidated financial statements of AirGate are available preceding the date of such Restricted Payment, treated as a single accounting period, less (y) 150% of the cumulative Consolidated Interest Expense of AirGate after June 30, 2003 through the end of the latest full fiscal quarter for which consolidated financial statements of AirGate are available preceding the date of such Restricted Payment treated as a single accounting period, plus

                      (ii) the aggregate Net Proceeds, including the fair market value of property other than cash, as determined:

                           (A) in the case of any property other than cash with
                      a value less than $25 million, by the Board of Directors, whose good-faith determination shall be conclusive and as evidenced by a Board Resolution, or

                           (B) in the case of any property other than cash with
                      a value equal to or greater than $25 million, by an accounting, appraisal or investment banking firm of national standing and evidenced by a written opinion of such firm,

                  received by AirGate from the issuance and sale, other than to a Restricted Subsidiary, on or after the Closing Date of shares of its Equity Interests other than Disqualified Stock, or any options, warrants or other rights to purchase such Equity Interests, other than Disqualified Stock, plus

                      (iii) the aggregate Net Proceeds, including the fair
                  market value of property other than cash, as determined:

                           (A) in the case of any property other than cash with
                      a value less than $25 million, by the Board of Directors, whose good-faith determination shall be conclusive and as evidenced by a Board Resolution, or

                           (B) in the case of any property other than cash with
                      a value equal to or greater than $25 million, by an accounting, appraisal or investment banking firm of national standing and evidenced by a written opinion of such firm,

                  received by AirGate from the issuance or sale, other than to a Restricted Subsidiary, after the Closing Date of any Equity Interests of AirGate, other than Disqualified Stock, or any options, warrants or other rights to purchase such Equity Interests, other than Disqualified Stock, upon the conversion of, or exchange for, Indebtedness of AirGate or a Restricted Subsidiary, plus

                      (iv) the aggregate Net Proceeds received by AirGate or any
                  Restricted Subsidiary from the sale, disposition or repayment, other than to AirGate or a Restricted Subsidiary, of any Investment made after the Closing Date and constituting a Restricted Payment in an amount equal to the lesser of (x) the return of capital with respect to such Investment and (y) the initial amount of such Investment previously made (and treated as a Restricted Payment), in either case, less the cost of disposition of such Investment.

         The foregoing limitations in this "Limitation on Restricted Payments" covenant do not limit or restrict the making of any Permitted Investment, and a Permitted Investment shall not be counted as a Restricted Payment for purposes of clause (c) above, except that a Permitted Investment made pursuant to clause
(7) of the definition of Permitted Investments shall be counted as a Restricted Payment for the purposes of clause (c) above. In addition, so long as no Default or Event of Default shall have occurred and be continuing, the foregoing limitations do not prevent AirGate from:

              (1) the payment of a dividend on Equity Interests of AirGate within 60 days after the declaration thereof if, on the date when the dividend was declared, AirGate could have paid such dividend in accordance with the provisions of the Indenture;

              (2) the repurchase of Equity Interests of AirGate, including options, warrants or other rights to acquire such Equity Interests, from former employees or directors of AirGate or any Subsidiary thereof for consideration not to exceed $2.0 million in the aggregate in any fiscal year; provided that any unused amount in any 12-month period may be carried forward to one or more future periods; provided, further, that the aggregate amount of all such repurchases made pursuant to this clause (2) does not exceed $10.0 million in the aggregate;

              (3) the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the Notes, including premium, if any, and accrued and unpaid interest, with the proceeds of, or in exchange for:

                  (a) the proceeds of a capital contribution or a substantially concurrent offering of, shares of Equity Interests, other than Disqualified Stock, of AirGate or options, warrants or other rights to acquire such Equity Interests, or

                  (b) Indebtedness that (i) is at least as subordinated in right of payment to the Notes, including premium, if any, and accrued and unpaid interest, as the Indebtedness being purchased, and (ii) has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being repurchased, with Restricted Payments pursuant to this clause not being counted as Restricted Payments for purposes of clause (c) above;

              (4) the repurchase, redemption or other acquisition of Equity Interests of AirGate, or options, warrants or other rights to acquire such Equity Interests, in exchange for, or out of the proceeds of a capital contribution or a substantially concurrent offering of, shares of our common stock, other than Disqualified Stock, of AirGate or options, warrants or other rights to acquire such Equity Interests;

              (5) the repurchase, redemption, defeasance, acquisition or retirement for value of Senior Subordinated Discount Notes using no more than $25 million;

              (6) the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of AirGate to the holders of its Equity Interests on a pro rata basis; or

              (7) other Restricted Payments not to exceed $5.0 million in the aggregate at any time outstanding, with Restricted Payments pursuant to this clause not being counted as Restricted Payments for purposes of clause (c) above.

         Restricted Payments made pursuant to clause (1) of the immediately preceding paragraph will be included in the calculation of subsequent Restricted Payments. In addition, if any Person in which an Investment is made, which Investment constitutes a Restricted Payment when made, thereafter becomes a Restricted Subsidiary, all such Investments previously made in such Person shall no longer be counted as Restricted Payments for purposes of calculating the aggregate amount of Restricted Payments pursuant to clause (c) of the second preceding paragraph to the extent such Investments would otherwise be so counted.

         For purposes of clause (3) and (4) above, the net proceeds received by AirGate from the issuance or sale of its Equity Interests either upon the conversion of, or exchange for, Indebtedness of AirGate or any Restricted Subsidiary shall be deemed to be an amount equal to (a) the sum of (1) the principal amount or accreted value, whichever is less, of such Indebtedness on the date of such conversion or exchange and (2) the additional cash consideration, if any, received by AirGate upon such conversion or exchange, less any payment on account of fractional shares, minus (b) all expenses incurred in connection with such issuance or sale. In addition, for purposes of clause (3) and (4) above, the net proceeds received by AirGate from the issuance or sale of its Equity Interests upon the exercise of any options or warrants of AirGate or any Restricted Subsidiary shall be deemed to be an amount equal to
(a) the additional cash consideration, if any, received by AirGate upon such exercise, minus (b) all expenses incurred in connection with such issuance or sale.

         For purposes of this "Limitation on Restricted Payments" covenant, if a particular Restricted Payment involves a noncash payment, including a distribution of assets, then such Restricted Payment shall be deemed to be an amount equal to the cash portion of such Restricted Payment, if any, plus an amount equal to the fair market value of the noncash portion of such Restricted Payment, as determined by the Board of Directors, whose good-faith determination shall be conclusive and evidenced by a Board Resolution. Not later than the date of making any Restricted Payment, AirGate shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this "Limitation on Restricted Payments" covenant were computed, together with a copy of any fairness opinion or appraisal required by the Indenture.

         The amount of any Investment outstanding at any time shall be deemed to be equal to the amount of such Investment on the date made, less the return of capital, repayment of loans and return on capital, including interest and dividends, in each case, received in cash, up to the amount of such Investment on the date made.

     Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock

         AirGate shall not, and shall not permit any Restricted Subsidiary to, incur any Indebtedness, including Acquired Debt, other than Permitted Debt, and AirGate shall not issue any Disqualified Stock unless immediately after giving effect to the incurrence of such Indebtedness or the issuance of such Indebtedness or the issuance of such Disqualified Stock and the receipt and application of the net proceeds therefrom, including, without limitation, the application or use of the net proceeds therefrom to repay Indebtedness or make any Restricted Payment, the Consolidated Debt to Operating Cash Flow Ratio would be (1) less than 7.0 to 1.0, if prior to September 30, 2005, (2) less than 6.0 to 1.0, if on or after September 30, 2005 and (3) less than 5.0 to 1.0, if on or after September 30, 2006.

         So long as no Default or Event of Default shall have occurred and be continuing or would be caused thereby, the first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

              (1) the incurrence by AirGate and its Subsidiaries of Existing Indebtedness;

              (2) the incurrence by AirGate and the Guarantors of Indebtedness represented by the Notes and the Guarantees;

              (3) the incurrence by AirGate and any Guarantor of Indebtedness under Credit Facilities; provided that the aggregate principal amount of all Indebtedness of AirGate and the Guarantors outstanding under all Credit Facilities at any time outstanding, after giving effect to such incurrence, does not exceed an amount equal to $175.0 million less the aggregate amount of all Net Proceeds of Asset Sales applied by AirGate or any of its Subsidiaries since the date of the Indenture to permanently repay Indebtedness under a Credit Facility pursuant to the covenant described above under the caption "-- Repurchase at the Option of Holders -- Asset Sales" accompanied by a corresponding reduction in commitment thereunder;

              (4) the incurrence by AirGate or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of leasing or financing all or any part of the purchase price or cost of construction or improvement of inventory, property, plant or equipment used in the business of AirGate or such Restricted Subsidiary, including telephone and computer systems and operating facilities, in an aggregate principal amount not to exceed $5.0 million at any time outstanding and the aggregate principal amount of such Indebtedness does not exceed the fair market value (on the date of incurrence thereof) of the property so leased or financed;

              (5) the incurrence by AirGate or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace, Indebtedness, other than intercompany Indebtedness, that was permitted by the Indenture to be incurred under the first paragraph of this covenant or clauses (1), (2) or (12) of this paragraph;

              (6) the incurrence by AirGate or any of its Restricted Subsidiaries of intercompany Indebtedness between or among AirGate and any of its Wholly Owned Restricted Subsidiaries that are Guarantors; provided, however, that:

                  (a) if AirGate or any Guarantor is the obligor on such
              Indebtedness, such Indebtedness, other than intercompany obligations owed by AirGate to AGW Leasing Company, Inc. relating to tower leases or licenses and leases of real property, must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes, in the case of AirGate, or the Guarantee of such Guarantor, in the case of a Guarantor; and

                  (b) (1) any subsequent issuance or transfer of Equity
              Interests that results in any such Indebtedness being held by a Person other than AirGate or a Wholly Owned Restricted Subsidiary thereof and (2) any sale or other transfer of any such Indebtedness to a Person that is not either AirGate or a Wholly Owned Restricted Subsidiary thereof, shall be deemed, in each case, to constitute an incurrence of such Indebtedness by AirGate or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

              (7) the incurrence by AirGate or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of the Indenture to be outstanding;

              (8) the guarantee by AirGate or any of the Guarantors of Indebtedness of AirGate or a Restricted Subsidiary of AirGate that was permitted to be incurred by another provision of this covenant;

              (9) the incurrence by AirGate's Unrestricted Subsidiaries of Non-Recourse Debt; provided, however, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, such event shall be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of AirGate that was not permitted by this clause
         (9);

              (10) the accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock;

              (11) Indebtedness (A) in respect of performance, surety or appeal bonds or bankers' acceptances provided in the ordinary course of business; and (B) arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guarantees or letters of credit, surety bonds or performance bonds securing any obligations of AirGate or any Restricted Subsidiary pursuant to such agreements, in any case incurred in connection with the disposition of any business, assets or Restricted Subsidiary (other than guarantees of Indebtedness incurred by a person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), in a principal amount not to exceed the gross proceeds actually received by AirGate or any Restricted Subsidiary in connection with such disposition;

              (12) the incurrence by AirGate or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount, or accreted value, as applicable, at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause
         (12), not to exceed $50.0 million; and

              (13) the incurrence by AirGate of any Indebtedness under the promissory note executed by AirGate pursuant to the Lucent Consent.

         For purposes of determining compliance with this "Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (13) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, AirGate will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant.

     Limitation on Senior Subordinated Debt

         The Indenture provides that AirGate and the Guarantors will not incur any Indebtedness that pursuant to its terms is subordinate or junior in right of payment to any Senior Debt or any Permitted Debt described in clause (4) of the second paragraph under "-- Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock," and senior in any respect in right of payment to the Notes or the Guarantees; provided that the foregoing limitation shall not apply to distinctions between categories of Senior Debt of AirGate or a Guarantor that exist by reason of any Liens or Guarantees arising or created in respect of some but not all such Senior Debt.

     Limitation on Liens

         AirGate will not, and will not permit any Restricted Subsidiary to, directly or indirectly, incur any Lien of any kind, other than Permitted Liens, on or with respect to any property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom.

     Limitation on Dividend and Other Payment Restrictions Affecting
     Subsidiaries

         AirGate will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to create or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

              (1) pay dividends or make any other distributions on its Capital Stock to AirGate or any of AirGate's Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to AirGate or any of its Restricted Subsidiaries;

              (2) make loans or advances to AirGate or any of AirGate's Restricted Subsidiaries; or

              (3) transfer any of its properties or assets to AirGate or any of AirGate's Restricted Subsidiaries.

         However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

              (1) Existing Indebtedness or Credit Facilities as in effect on the date of the Indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in such Existing Indebtedness, as in effect on the date of the Indenture;

              (2) the Indenture, the Notes and the Security Documents;

              (3) applicable law;

              (4) any instrument governing Indebtedness or Capital Stock of a Person acquired by AirGate or any of its Restricted Subsidiaries as in effect at the time of such acquisition, except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred;

              (5) customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

              (6) purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property so acquired of the nature described in clause (3) of the preceding paragraph;

              (7) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by such Restricted Subsidiary pending its sale or other disposition;

              (8) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

              (9) Liens relating to Indebtedness otherwise permitted to be incurred and secured pursuant to the provisions of the covenants described above under the captions "-- Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock" and "-- Limitation on Liens" that limit the right of AirGate or any of its Restricted Subsidiaries to dispose of the assets securing such Indebtedness;

              (10) provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business; and

              (11) restrictions on cash or other deposits or net worth imposed by customers or vendors under contracts entered into in the ordinary course of business.

     Merger, Consolidation or Sale of Assets

         AirGate shall not, in any transaction or series of related transactions, merge or consolidate with or into, or sell, assign, convey, transfer or otherwise dispose of its properties and assets substantially as an entirety to, any Person, and shall not permit any of its Restricted Subsidiaries to enter into any such transaction or series of transactions if such transaction or series of transactions, in the aggregate, would result in a sale, assignment, conveyance, transfer or other disposition of the properties and assets of AirGate and its Restricted Subsidiaries, taken as a whole, substantially as an entirety to any Person, unless, at the time and after giving effect thereto:

              (1) either: (A) if the transaction or series of transactions is a consolidation of AirGate with or a merger of AirGate with or into any other Person, AirGate shall be the surviving Person of such merger or consolidation, or (B) the Person formed by any consolidation with or merger with or into AirGate, or to which the properties and assets of AirGate or AirGate and its Restricted Subsidiaries, taken as a whole, as the case may be, substantially as an entirety are sold, assigned, conveyed or otherwise transferred (any such surviving Person or transferee Person referred to in this clause (B) being the "Surviving Entity"), shall be a corporation, partnership, limited liability company or trust organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and shall expressly assume by a supplemental indenture executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of AirGate under the Notes and the Indenture and, in each case, the Indenture, as so supplemented, shall remain in full force and effect;

              (2) immediately before and immediately after giving effect to such transaction or series of transactions on a pro forma basis including any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions, no Default or Event of Default shall have occurred and be continuing; and

              (3) AirGate or the Surviving Entity will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable period, (A) have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of AirGate immediately preceding the transaction and (B) be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of the covenant described above under the caption "Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock"; provided, however, that the foregoing requirements shall not apply to any transaction or series of transactions involving the sale, assignment, conveyance, transfer or other disposition of the properties and assets by any Restricted Subsidiary or AirGate to any other Restricted Subsidiary or AirGate, or the merger or consolidation of any Restricted Subsidiary with or into any other Restricted Subsidiary or AirGate.

         The Indenture also provides that AirGate may not, directly or indirectly, lease all or substantially all of its properties or asset, in one or more related transactions, to any other Person.

         In connection with any consolidation, merger, sale, assignment, conveyance, transfer or other disposition contemplated by the foregoing provisions, AirGate shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers' Certificate stating that such consolidation, merger, sale, assignment, conveyance, transfer, or other disposition and the supplemental indenture in respect thereof, required under clause (1)(B) of the preceding paragraph, comply with the requirements of the Indenture and an opinion of counsel. Each such Officers' Certificate shall set forth the manner of determination of AirGate's compliance with clause (3) of the preceding paragraph.

         For all purposes of the Indenture and the Notes, including the provisions described in the two immediately preceding paragraphs and the "Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock" and "Designation of Restricted and Unrestricted Subsidiaries" covenants, Subsidiaries of any Surviving Entity will, upon such transaction or series of transactions, become Restricted Subsidiaries or Unrestricted Subsidiaries as provided pursuant to the "Designation of Restricted and Unrestricted Subsidiaries" covenant and all Indebtedness of the Surviving Entity and its Subsidiaries that was not Indebtedness of AirGate and its Subsidiaries immediately prior to such transaction or series of transactions shall be deemed to have been incurred upon such transaction or series of transactions.

         The Surviving Entity shall succeed to, and be substituted for, and may exercise every right and power of AirGate under the Indenture, and the predecessor company shall be released from all its obligations and covenants under the Indenture and the Notes.

     Limitation on Transactions with Affiliates

         AirGate will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an "Affiliate Transaction"), unless:

              (1) such Affiliate Transaction is on terms that are no less favorable to AirGate or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by AirGate or such Restricted Subsidiary with an unrelated Person; and

              (2) AirGate delivers to the Trustee:

                  (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; provided, however, AirGate need not deliver such Officers' Certificate to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions that involve (i) aggregate consideration not in excess of $5.0 million and (ii) an Affiliate that (x) engages in a related telecommunication services business,
              (y) bids on, owns or leases spectrum or (z) provides management, billing or customer care services; and

                  (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, an opinion as to the fairness to the holders of Notes of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

         The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

              (1) any employment agreement, including payments made thereunder in securities or cash, entered into by AirGate or any of its Restricted Subsidiaries in the ordinary course of business of AirGate or such Restricted Subsidiary;

              (2) transactions between or among AirGate and/or its Restricted Subsidiaries;

              (3) payment of reasonable directors fees, expenses and indemnification (whether such payment is made pursuant to AirGate's charter or by-laws or a written agreement with any director or officer) to Persons who are not otherwise Affiliates of AirGate;

              (4) Restricted Payments that are permitted by the provisions of the Indenture described above under the caption "-- Limitation on Restricted Payments;" and

              (5) sales of Equity Interests, other than Disqualified Stock, and the grant of registration rights with respect thereto, to Affiliates of AirGate.

     Additional Guarantees

         If AirGate or any of its Restricted Subsidiaries acquires or creates another Restricted Subsidiary after the date of the Indenture, then that newly acquired or created Restricted Subsidiary must become a Guarantor and (1) execute a supplemental indenture satisfactory to the Trustee making the Restricted Subsidiary a party to the Indenture, (2) execute an endorsement of Guarantee, (3) deliver an Opinion of Counsel to the Trustee and (4) become a party to the Second-Priority Security Documents, in each case within 10 Business Days of the date on which it was acquired or created.

     Designation of Restricted and Unrestricted Subsidiaries

         The Board of Directors may designate any Restricted Subsidiary as an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, all outstanding Investments owned by AirGate and its Restricted Subsidiaries in the Subsidiary so designated will be deemed to be an Investment made as of the time of such designation and will reduce the amount available for Restricted Payments under paragraph (c) of the covenant described above under the caption "-- Limitation on Restricted Payments" or Permitted Investments, as applicable. All such outstanding Investments will be valued at their fair market value at the time of such designation. That designation will only be permitted if such Restricted Payment would be permitted at that time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default.

     Limitation on Sale and Leaseback Transactions

         AirGate will not, and will not permit any of its Restricted Subsidiaries to, enter into any Sale and Leaseback Transaction; provided that AirGate or any Restricted Subsidiary of AirGate that is a Guarantor may enter into a Sale and Leaseback Transaction if:

              (1) AirGate or that Guarantor, as applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such Sale and Leaseback Transaction under the first paragraph of the covenant described above under the caption "-- Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock" and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption "-- Limitation on Liens;"

              (2) the gross cash proceeds of that Sale and Leaseback Transaction are at least equal to the fair market value of the property that is the subject of such Sale and Leaseback Transaction, as determined in good faith by the Board of Directors and, if the aggregate consideration received in the Sale and Leaseback Transaction exceeds $1.0 million, is set forth in an Officers' Certificate delivered to the Trustee; and

              (3) the transfer of assets in that Sale and Leaseback Transaction is permitted by, and AirGate applies the proceeds of such transaction in compliance with, the covenant described above under the caption "Repurchase at the Option of Holders -- Asset Sales."

     Limitation on Issuances and Sales of Equity Interests in Wholly Owned Restricted Subsidiaries

         AirGate will not, and will not permit any of its Restricted Subsidiaries to, transfer, convey, sell, lease or otherwise dispose of any Equity Interests in any Wholly Owned Restricted Subsidiary of AirGate to any Person, other than AirGate or a Wholly Owned Restricted Subsidiary of AirGate, unless:

              (1) such transfer, conveyance, sale, lease or other disposition is of all the Equity Interests in such Wholly Owned Restricted Subsidiary; and

              (2) such transfer, conveyance, sale, lease or other disposition is effected in accordance with the covenant described above under the caption "Repurchase at the Option of Holders -- Asset Sales."

         In addition, AirGate will not permit any Wholly Owned Restricted Subsidiary of AirGate to issue any of its Equity Interests, other than, if necessary, shares of its Capital Stock constituting directors' qualifying shares, to any Person other than to AirGate or a Wholly Owned Restricted Subsidiary of AirGate.

     Business Activities

         AirGate will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses.

     Payments for Consent

         AirGate will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid and is paid to all holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

     Reports

         Whether or not required by the rules and regulations of the Commission, so long as any Notes are outstanding, AirGate will furnish to the Holders of
Notes:

              (1) all quarterly and annual financial information that is required to be filed with the Commission on Forms 10-Q and 10-K to the extent AirGate does not file such Forms with the Commission, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by AirGate's independent accountants; and

              (2) all current reports that are required to be filed with the Commission on Form 8-K to the extent AirGate does not file such reports with the Commission.

         If AirGate has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management's Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of AirGate and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of AirGate.

         In addition, whether or not required by the Commission, AirGate will file a copy of all of the information and reports referred to in clauses (1) and
(2) above with the Commission for public availability unless the Commission will not accept such a filing, within the time periods specified in the Commission's rules and regulations, and make such information available to securities analysts and prospective investors upon request.

Events of Default and Remedies

         Each of the following is an Event of Default:

              (1) default for 30 days in the payment when due of interest on the Notes, whether or not prohibited by the subordination provisions of the Indenture;

              (2) default in payment when due of the principal of or premium, if any, on the Notes, whether or not prohibited by the subordination provisions of the Indenture;

              (3) failure by AirGate or any of its Restricted Subsidiaries to comply with the provisions described under the captions "Repurchase at the Option of Holders -- Change of Control" and "-- Asset Sales;"

              (4) failure by AirGate or any of its Restricted Subsidiaries for 60 days after notice to comply with any of the other agreements in the Indenture;

              (5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by AirGate or any of its Restricted Subsidiaries, or the payment of which is guaranteed by AirGate or any of its Restricted Subsidiaries, whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, if that default:

                  (a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default"); or

                  (b) results in the acceleration of such Indebtedness prior to its express maturity;

         and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more;

              (6) failure by AirGate or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $10.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

              (7) any Second-Priority Security Document or the Intercreditor Agreement is held to be unenforceable or invalid for any reason, the security interests purported to be created by the Second-Priority Security Documents are held to be unenforceable, invalid or impaired with respect to a material portion of the Collateral, AirGate or any Guarantor defaults in the performance of the terms of any of the Second-Priority Security Documents or the Intercreditor Agreement in a manner which adversely affects the enforceability or validity of the security interest on a material portion of the Collateral or in a manner which adversely affects the condition or value of a material portion of the Collateral, or AirGate or any Guarantor repudiates or disaffirms any of its obligations under any of the Second-Priority Security Documents or the Intercreditor Agreement;

              (8) except as permitted by the Indenture, any Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Guarantee;

              (9) certain events of bankruptcy or insolvency with respect to AirGate, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary; and

              (10) any event occurs that causes, subject to any applicable grace period, an Event of Termination under any of the Sprint Agreements.

         In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to AirGate, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately.

         Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of the Notes notice of any continuing Default or Event of Default, except a Default or Event of Default relating to the payment of principal or interest, if it determines that withholding notice is in their interest.

         The holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes.

         In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of AirGate with the intention of avoiding payment of the premium that AirGate would have had to pay if AirGate then had elected to redeem the Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes. If an Event of Default occurs prior to January 1, 2006, by reason of any willful action or inaction taken or not taken by or on behalf of AirGate with the intention of avoiding the prohibition on redemption of the Notes prior to January 1, 2006, then the premium specified in the Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

         AirGate is required to deliver to the Trustee annually a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, AirGate is required to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

         No director, officer, employee, incorporator or stockholder of AirGate or any Guarantor, as such, shall have any liability for any obligations of AirGate or the Guarantors under the Notes, the Indenture, the Guarantees, the Intercreditor Agreement or any Second-Priority Security Document or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

         AirGate may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes and all obligations of the Guarantors discharged with respect to their Guarantees ("Legal Defeasance") except for:

              (1) the rights of holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due from the trust referred to below;

              (2) AirGate's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

              (3) the rights, powers, trusts, duties and immunities of the Trustee, and AirGate's obligations in connection therewith; and

              (4) the Legal Defeasance provisions of the Indenture.

         In addition, AirGate may, at its option and at any time, elect to have the obligations of AirGate and the Guarantors released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events, not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events, described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

         In order to exercise either Legal Defeasance or Covenant Defeasance:

              (1) AirGate must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and AirGate must specify whether the Notes are being defeased to maturity or to a particular redemption date;

              (2) in the case of Legal Defeasance, AirGate shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that (a) AirGate has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

              (3) in the case of Covenant Defeasance, AirGate shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

              (4) no Default or Event of Default shall have occurred and be continuing either: (a) on the date of such deposit other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit; or (b) insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

              (5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument, other than the Indenture, to which AirGate or any of its Restricted Subsidiaries is a party or by which AirGate or any of its Restricted Subsidiaries is bound;

              (6) AirGate must have delivered to the Trustee an opinion of counsel to the effect that, assuming no intervening bankruptcy of AirGate between the date of deposit and the 91st day following the deposit and assuming that no holder is an "insider" of AirGate under applicable bankruptcy law, after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;

              (7) AirGate must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by AirGate with the intent of preferring the holders of Notes over the other creditors of AirGate with the intent of defeating, hindering, delaying or defrauding creditors of AirGate or others; and

              (8) AirGate must deliver to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

         Except as provided in the next two succeeding paragraphs, the Indenture, the Notes, the Guarantees, the Intercreditor Agreement or any Second-Priority Security Document may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the Notes (it being understood that the provisions of the Intercreditor Agreement and the Second-Priority Security Documents that may by their terms be amended or supplemented without the consent of the Holders do not require the consent of the Holders contemplated hereby), including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes, and any existing default or compliance with any provision of the Indenture, the Notes, the Intercreditor Agreement or any Second-Priority Security Document may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding Notes (it being understood that the provisions of the Intercreditor Agreement and the Second Priority Security Documents that may by their terms be waived without the consent of the Holders do not require the consent of the Holders contemplated hereby), including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes.

         Without the consent of each holder adversely affected, an amendment or waiver may not, with respect to any Notes held by a non-consenting holder:

              (1) reduce the aggregate of the principal amount of Notes whose holders must consent to an amendment, supplement or waiver;

              (2) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes, other than provisions relating to the covenants described above under the captions "-- Repurchase at the Option of Holders -- Change of Control" and "-- Asset Sales;"

              (3) reduce the rate of or change the time for payment of interest on any Note;

              (4) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes, except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration;

              (5) make any Note payable in money other than that stated in the Notes;

              (6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of Notes to receive payments of principal of or premium, if any, or interest on the Notes;

              (7) waive a redemption payment with respect to any Note, other than a payment required by one of the covenants described above under the captions "-- Repurchase at the Option of Holders -- Change of Control" and "-- Asset Sales;" or

              (8) make any change in the preceding amendment and waiver provisions.

         Notwithstanding the preceding, without the consent of any Holder of Notes, AirGate and the Trustee may amend or supplement the Indenture, the Notes, the Intercreditor Agreement or any Second-Priority Security Document:

              (1) to cure any ambiguity, defect or inconsistency;

              (2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

              (3) to provide for the assumption of AirGate's obligations to Holders under the Indenture, the Intercreditor Agreement or any Second-Priority Security Document, in the case of a merger or consolidation or sale of all or substantially all of AirGate's assets in accordance with the applicable provisions of the Indenture;

              (4) to make any change that would provide any additional rights or benefits to the holders of Notes or that does not adversely affect the legal rights under the Indenture of any holder;

              (5) to secure the Notes under the Indenture, to add Guarantees with respect to the Notes, or to confirm and evidence the release, termination or discharge of any such security or Guarantee when such release, termination or discharge is permitted by the Indenture and the Security Documents;

              (6) to add or release Collateral as permitted under the terms of the Indenture, the Intercreditor Agreement or the Second-Priority Security Documents;

              (7) to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act or otherwise in obtaining an exemption from, or interpretation of, or in elaborating on, the requirements of the Trust Indenture Act or to enable AirGate to rely on existing interpretations of the Commission regarding the requirements of the Trust Indenture Act; or

              (8) to conform the automatic amendment or waiver of the Second-Priority Security Documents pursuant to the terms of the Intercreditor Agreement.

Concerning the Trustee

         If the Trustee becomes a creditor of AirGate or any Guarantor, the Indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

         The holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur and be continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Definitions

         Set forth below are many of the defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

         "Acquired Debt" means, with respect to any specified Person:

             (1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

             (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

         "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" shall have correlative meanings.

         "Asset Sale" means:

              (1) the sale, lease, conveyance or other disposition of any assets or rights, other than sales of inventory, accounts receivable and sales of surplus or obsolete property or equipment in the ordinary course of business consistent with industry practices; provided that the sale, conveyance or other disposition of all or substantially all of the assets of AirGate and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption "-- Repurchase at the Option of Holders -- Change of Control" and/or the provisions described above under the caption "-- Selected Covenants -- Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant; and

              (2) the issuance of Equity Interests by any of AirGate's Restricted Subsidiaries or the sale of Equity Interests in any of its Restricted Subsidiaries.

         Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

              (1) any single transaction or series of related transactions that:
         (a) involves assets having a fair market value of less than $1.0 million; or (b) results in net proceeds to AirGate and its Restricted Subsidiaries of less than $1.0 million;

              (2) a transfer of assets between or among AirGate and its Wholly Owned Restricted Subsidiaries;

              (3) an issuance of Equity Interests by a Wholly Owned Restricted Subsidiary to AirGate or to another Wholly Owned Restricted Subsidiary;

              (4) a Restricted Payment that is permitted by the covenant described above under the caption "-- Selected Covenants -- Limitation on Restricted Payments;" and

              (5) any transfer by AirGate or a Subsidiary of property or equipment with a fair market value of less than $5.0 million to a Person who is not an Affiliate of AirGate in exchange for property or equipment that has a fair market value at least equal to the fair market value of the property or equipment so transferred; provided that, in the event of a transfer described in this clause (5), AirGate shall deliver to the Trustee an officer's certificate certifying that such exchange complies with this clause (5).

         "Attributable Debt" in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

         "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person," as such term is used in Section 13(d)(3) of the Exchange Act, such "person" shall be deemed to have beneficial ownership of all securities that such "person" has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.

         "Board Resolution" means a copy of a resolution certified by the Secretary or an Assistant Secretary of AirGate to have been duly adopted by the Board of Directors, unless the context specifically requires that such resolution be adopted by a majority of the disinterested directors, in which case by a majority of such directors, and to be in full force and effect on the date of such certification and delivered to the Trustee.

         "Capital Lease Obligation" means, as of any date of determination, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

         "Capital Stock" means:

              (1) in the case of a corporation, corporate stock;

              (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents, however designated, of corporate stock;

              (3) in the case of a partnership or limited liability company, partnership or membership interests, whether general or limited; and

              (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

         "Cash Equivalents" means:

              (1) United States dollars;

              (2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof, provided that the full faith and credit of the United States is pledged in support thereof, having maturities of less than one year from the date of acquisition;

              (3) certificates of deposit and eurodollar time deposits with maturities of less than one year from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any domestic commercial bank, including the Trustee, having capital and surplus in excess of $500 million and a Thompson Bank Watch Rating of "B" or better;

              (4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

              (5) commercial paper having the highest rating obtainable from a Rating Organization and in each case maturing prior to one year after the date of acquisition; and

              (6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

         "Change of Control" means the occurrence of any of the following:

              (1) the sale, transfer, conveyance or other disposition, other than by way of merger or consolidation, in one or a series of related transactions, of all or substantially all of the assets of AirGate and its Subsidiaries taken as a whole to any "person," as such term is used in Section 13(d)(3) of the Exchange Act;

              (2) the adoption of a plan relating to the liquidation or dissolution of AirGate;

              (3) the consummation of any transaction, including, without limitation, any merger or consolidation, the result of which is that any "person," as defined above, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of AirGate, measured by voting power rather than number of shares;

              (4) the first day on which a majority of the members of the Board of Directors of AirGate are not Continuing Directors; or

              (5) AirGate consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, AirGate, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of AirGate is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of AirGate outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock, other than Disqualified Stock, of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person immediately after giving effect to such issuance.

         Notwithstanding the foregoing, a "Change of Control" shall not occur under clause (5) above in the event AirGate merges or consolidates with a Sprint PCS Affiliate, if

              (a) after announcement of the merger or consolidation but before consummation thereof,

                  (i) there shall not have occurred any downgrading nor shall any notice have been given (that is not subsequently removed prior to the consummation thereof) of any potential or intended downgrading of any rating of the Notes to a rating that is lower than the rating that existed or was indicated prior to the announcement of the merger or consolidation, in any case by a Rating Organization, that is not subsequently removed prior to such consummation;

                  (ii) there shall not have occurred any suspension or
              withdrawal of, nor shall any notice have been given of any potential or intended suspension or withdrawal of, any review (or of any potential or intended review) for a possible change that does not indicate the direction of the possible change in, any rating of the Notes (including, without limitation, the placing of any of the Notes on credit watch with negative or developing implications or under review with an uncertain direction) by any Rating Organization, in each case that is not subsequently removed prior to the consummation of such merger or consolidation;

                  (iii) there shall not have occurred any change, nor shall any notice have been given of any potential or intended change, in the outlook for any rating of the Notes to a rating that is lower than the rating that existed or was indicated prior to the announcement of the merger or consolidation, in any case by any Rating Organization, that is not subsequently removed prior to the consummation of such merger or consolidation;

                  (iv) no Rating Organization shall have given notice that it has assigned (or is considering assigning) a rating to the Notes that is lower than the rating that existed or was indicated prior to the announcement of the merger or consolidation, that is not subsequently removed prior to such consummation; and

              (b) the Beneficial Owners of Voting Stock of AirGate prior to the merger or consolidation continue to be the Beneficial Owners of at least 35% of the outstanding Voting Stock of AirGate or the surviving Person after the merger or consolidation; and

              (c) a majority of the members of the Board of Directors and the Chief Executive Officer, Chief Financial Officer and one additional "named executive officer" (as defined in Item 402(a)(3) of Regulation S-K under the Securities Act of 1933, as amended) of AirGate immediately prior to the merger or consolidation shall continue to serve in the same capacity or hold the same office, as the case may be, for AirGate or the surviving Person after the merger or consolidation.

         "Closing Date" means February 20, 2004, the date on which the Notes were originally issued under the Indenture.

         "Collateral" means, collectively, all of the property and assets that are from time to time subject to or required to be subject to the Liens created under the Second-Priority Security Documents.

         "Collateral Agent" means the agent for the holders of the Notes under the Second-Priority Security Documents.

         "Consent and Agreement" means the consent and agreement, dated as of August 16, 1999, among Sprint Spectrum L.P., Sprintcom, Inc., Sprint Communications Company, L.P., Wireless, L.P., and Lucent Technologies Inc., as administrative agent for the lenders under the Credit Agreement.

         "Consolidated Debt" means the aggregate amount of Indebtedness of AirGate and its Restricted Subsidiaries on a Consolidated basis outstanding at the date of determination.

         "Consolidated Debt to Operating Cash Flow Ratio" means, at any date of determination, the ratio of (i) Consolidated Debt to (ii) the Operating Cash Flow for the period of the latest four fiscal quarters for which consolidated financial statements of AirGate are available.

         "Consolidated Interest Expense" of any Person means, for any period,

               (1) the aggregate interest expense and fees and other financing costs in respect of Indebtedness (including amortization of original issue discount and non-cash interest payments and accruals);

               (2) the interest component in respect of Capital Lease Obligations and any deferred payment obligations of such Person and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP;

               (3) all commissions, discounts, other fees and charges owed with respect to letters of credit and bankers' acceptance financing and net costs (including amortization of discounts) associated with interest rate swap and similar agreements and with foreign currency hedge, exchange and similar agreements; and

               (4) the product of (a) all dividend payments, whether or not in cash, on any series of Preferred Capital Stock of such Person or any of its Restricted Subsidiaries, other than dividend payments on Capital Stock payable solely in Capital Stock of AirGate (other than Disqualified Stock) or to AirGate or its Restricted Subsidiaries, times
         (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis in accordance with GAAP.

         "Consolidated Net Income" means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

              (1) the Net Income, but not loss, of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Wholly Owned Subsidiary thereof;

              (2) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval that has not been obtained or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

              (3) the Net Income, but not loss, of any Unrestricted Subsidiary shall be excluded, whether or not distributed to the specified Person or one of its Subsidiaries; and

              (4) the cumulative effect of a change in accounting principles shall be excluded.

         "Consolidated Net Worth" means, with respect to any Person as of any date of determination, the sum of:

              (1) the consolidated equity of the common stockholders of such Person and its consolidated Subsidiaries as of such date; plus

              (2) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of preferred stock, other than Disqualified Stock, that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock.

         "Consolidation" means the consolidation of the accounts of each of the Restricted Subsidiaries with those of AirGate, if and to the extent that the accounts of each such Restricted Subsidiary would normally be consolidated with those of AirGate in accordance with generally accepted accounting principles; provided, however, that "Consolidation" shall not include consolidation of the accounts of any Unrestricted Subsidiary, but the interest of AirGate or any Restricted Subsidiary in any Unrestricted Subsidiary shall be accounted for as an investment. The term "Consolidated" has a correlative meaning.

         "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of AirGate who:

              (1) was a member of such Board of Directors on the date of the Indenture; or

              (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

         "Credit Agreement" means the Credit Agreement, dated as of August 16, 1999, among AirGate, as borrower, the lenders party thereto, State Street Bank and Trust Company, as collateral agent, and Lucent Technologies Inc., as administrative agent, as amended by (1) the First Amendment to Credit Agreement, dated as of October 12, 2001, among AirGate, as borrower, State Street Bank and Trust Company, as collateral agent, and Lehman Commercial Paper Inc., as administrative agent, and (2) Amendment No. 2 to the Credit Agreement, dated as of November 30, 2003, among AirGate, as borrower, and Lehman Commercial Paper Inc., as administrative agent, or any credit agreement or similar document providing for one or more debt facilities or commercial paper facilities entered into by AirGate and any lenders to amend, restate, modify, renew, refund, replace or refinance the Credit Agreement in any manner in whole or in part from time to time.

         "Credit Facilities" means, with respect to AirGate or any Guarantor, one or more debt facilities or agreements or commercial paper facilities (including, without limitation, any senior secured notes), in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing, including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables, or letters of credit, and shall include the Credit Agreement, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in any manner in whole or in part from time to time.

         "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

         "Designated Senior Debt" means (a) Indebtedness under the Credit Agreement constituting Senior Debt and (b) any other Senior Debt that has been designated by AirGate in writing to the Trustee as "Designated Senior Debt."

         "Disqualified Stock" means any Capital Stock that, by its terms, or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof, or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require AirGate to repurchase such Capital

Stock upon the occurrence of a Change of Control or an Asset Sale shall not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in the "Repurchase at the Option of Holders -- Change of Control" and "-- Asset Sales" covenants described above and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to AirGate's repurchase of the Notes as are required pursuant to such covenants.

         "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excludes any debt security that is convertible into, or exchangeable for, Capital Stock.

         "Event of Termination" means any of the events described in (1) Section
11.3 of the Management Agreement, (2) Section 13.2 of the Trademark Agreement or
(3) Section 13.2 of the Spectrum Trademark Agreement.

         "Existing Indebtedness" means the $151.5 million in aggregate principal amount of Indebtedness of AirGate and its Restricted Subsidiaries in existence on the date of the Indenture, including any Indebtedness that may be incurred under the promissory note executed by AirGate pursuant to the Consent and Agreement, until such amounts are repaid.

         "First Lien Indebtedness" means Indebtedness that is not by its terms junior or subordinated in right of payment to the Notes and is secured by a Lien that has priority over the Lien securing the Notes and is permitted under "-- Covenants -- Limitation on Liens" as a "Permitted Lien."

         "First-Priority Security Documents" means, collectively, the security agreements, pledge agreements, mortgages, deeds of trust, pledges, collateral assignments and other agreements or instruments, as amended, supplemented, replaced or otherwise modified from time to time, that evidence or create a security interest in any or all of the Collateral to secure Indebtedness under the Credit Facilities constituting Senior Debt and any interest rate and currency hedging obligations provided by lenders under the Credit Facilities constituting Senior Debt.

         "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

         "Government Securities" means (1) any security which is (a) a direct obligation of the United States of America for the payment of which the full faith and credit of the United States of America is pledged or (b) an obligation of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation of the United States of America, which, in either case, is not callable or redeemable at the option of the issuer thereof, and (2) any depository receipt issued by a bank, as defined in the Securities Act, as custodian with respect to any Government Securities and held by such bank for the account of the holder of such depository receipt, or with respect to any specific payment of principal of or interest on any Government Securities which is so specified and held, provided that, except as required by law, such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal or interest evidenced by such depository receipt.

         "Guarantee" means any guarantee of the Notes by any Guarantor pursuant to the Indenture.

         "Guarantors" means each of AGW Leasing Company, Inc., AirGate Network Services, LLC and AirGate Service Company, Inc. and any future subsidiary that guarantees the Notes in accordance with the provisions of the Indenture, and their respective successors and assigns.

         "Hedging Obligations" means, with respect to any Person, the obligations of such Person under:

              (1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and

              (2) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

         "Indebtedness" means, with respect to any Person on any date of determination (without duplication):

              (1) the principal of and premium (if any) in respect of (i) debt of such Person for money borrowed, and (ii) debt evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable;

              (2) all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale and Leaseback Transactions entered into by such Person;

              (3) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

              (4) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transactions (other than obligations with respect to letters of credit securing obligations (other than obligations described in (1) through (3) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third business day following receipt by such Person of a demand for reimbursement following payment on the letter of credit);

              (5) the amount of all obligations of such Person with respect to the repayment of any Disqualified Stock or, with respect to any Subsidiary of such Person, any Preferred Capital Stock (but excluding, in each case, any accrued dividends);

              (6) all obligations of the type referred to in clauses (1) through
          (5) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

              (7) all obligations of the type referred to in clauses (1) through
          (6) of other Persons secured by any Lien on any property of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation begin deemed to be the lesser of the value of such property or the amount of the obligation so secured; and

              (8) to the extent not otherwise included in this definition, Hedging Obligations of such Person.

         The amount of Debt of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date. The amount of Debt represented by a Hedging Obligation shall be equal to (i) zero if such Hedging Obligation has been incurred pursuant to clause (7) of the second paragraph of the covenant described under "-- Certain Covenants -- Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock;" or (ii) the notional amount of such Hedging Obligation if not incurred pursuant to such clause.

         "Intercreditor Agreement" means the intercreditor agreement, dated as of the Closing Date, among the Trustee, Lehman Commercial Paper Inc., in its capacity as administrative agent for the financial institutions party to the Credit Agreement, and State Street Bank and Trust Company, in its capacity as collateral agent for the financial institutions party to the Credit Agreement, and consented to by AirGate, as the same may be amended, supplemented, restated, replaced or otherwise modified from time to time (whether with the original agent or agents or lenders or other agents or lenders under the Credit Facilities).

         "Investments" means, with respect to any Person, all investments by such Person in other Persons, including Affiliates, in the forms of direct or indirect loans, including guarantees of Indebtedness or other obligations, advances or capital contributions, excluding commission, travel and similar advances to officers and employees made in the ordinary course of business, purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If AirGate or any Restricted Subsidiary of AirGate sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of AirGate such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of AirGate, AirGate shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "-- Selected Covenants -- Limitation on Restricted Payments."

         "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code, or equivalent statutes, of any jurisdiction.

         "Management Agreement" means the Management Agreement between SprintCom, Inc. and AirGate, dated as of July 22, 1998, and any exhibits, schedules or addendum thereto, as such may be amended, modified or supplemented from time to time.

         "Net Income" means, with respect to any Person, the net income (loss) of such Person and its Restricted Subsidiaries, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

              (1) any gain, but not loss, together with any related provision for taxes on such gain (but not loss), realized in connection with:
          (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

              (2) any extraordinary gain, but not loss, together with any related provision for taxes on such extraordinary gain, but not loss.

         "Net Proceeds" means the aggregate cash proceeds received by AirGate or any of its Restricted Subsidiaries in respect of any Asset Sale, including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale, net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof, in each case after taking into account any available tax credits or deductions and any tax sharing arrangements and amounts required to be applied to the repayment of Indebtedness, other than Senior Debt, secured by a Lien on the asset or assets that were the subject of such Asset Sale and appropriate amounts to be provided by AirGate or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP against any liabilities associated with such Asset Sale and retained by AirGate or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

         "Non-Recourse Debt" means Indebtedness:

              (1) as to which neither AirGate nor any of its Restricted Subsidiaries (a) provides credit support of any kind, including any undertaking, agreement or instrument that would constitute Indebtedness, (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

              (2) no default with respect to which, including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary, would permit upon notice, lapse of time or both any holder of any other Indebtedness, other than the Notes, of AirGate or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

              (3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of AirGate or any of its Restricted Subsidiaries.

         "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities of any kind payable under the documentation governing any Indebtedness.

         "Officers' Certificate" means a certificate signed by the Chairman of the Board, the President or a Vice President, and by the Treasurer, an Assistant Treasurer, the Secretary, or an Assistant Secretary, of AirGate, and delivered to the Trustee.

         "Operating Cash Flow" means, for any period, AirGate's Consolidated Net Income (Loss) plus, to the extent deducted in calculating Consolidated Net Income (Loss) for such period

              (i) depreciation, amortization and other non-cash charges;

              (ii) all amounts in respect of Consolidated Interest Expense, and all income taxes, whether or not deferred, applicable to such income period, all as determined on a consolidated basis in accordance with generally accepted accounting principles;

              (iii) amounts actually incurred in pursuit of claims against, or disputing claims by, Sprint PCS or any of its Affiliates, in an aggregate amount not to exceed $2 million in any one fiscal year period, provided that any portion of such amount not expended in any such one-year period may be carried forward into the succeeding one-year period but not in any subsequent year;

              (iv) amounts not in excess of $5 million in start-up costs actually incurred in connection with the provision of billing and customer care services and any similar services by AirGate or an Affiliate that had been provided to AirGate pursuant to the Sprint Agreements;

              (v) any restructuring costs or charges incurred in connection with the restructuring transactions described in this prospectus.

         For purposes of calculating Operating Cash Flow for the four fiscal quarters most recently completed for which financial statements are available prior to any date on which an action is taken that requires a calculation of the Operating Cash Flow to Consolidated Interest Expense Ratio or Consolidated Debt to Operating Cash Flow Ratio,

              (1) any Person that is a Restricted Subsidiary on such date (or would become a Restricted Subsidiary in connection with the transaction that requires the determination of such ratio) will be deemed to have been a Restricted Subsidiary at all times during such period;

              (2) any Person that is not a Restricted Subsidiary on such date (or would cease to be a Restricted Subsidiary in connection with the transaction that requires the determination of such ratio) will be deemed not to have been a Restricted Subsidiary at any time during such period; and

              (3) if AirGate or any Restricted Subsidiary shall have in any manner acquired (including through commencement of activities constituting such operating business) or disposed of (including through termination or discontinuance of activities constituting such operating business) any operating business during or subsequent to the most recently completed four fiscal quarters, such calculation will be made on a pro forma basis on the assumption that such acquisition or disposition had been completed on the first day of such completed period.

         "Paying Agent" means any Person authorized by AirGate to pay the principal of, and premium, if any, or interest on any Notes on behalf of AirGate.

         "Permitted Business" means the business primarily involved in (a) the ownership, design, construction, development, acquisition, installation, integration, management and/or provision of communications systems, (b) the delivery or distribution of communications, voice, data or video services, (c) the provision of management, billing or customer care services or (d) any business or activity reasonably related or ancillary thereto, including, without limitation, any business conducted by AirGate or any Restricted Subsidiary on the Closing Date.

         "Permitted Investments" means:

              (1) any Investment in AirGate or in a Wholly Owned Restricted Subsidiary of AirGate that is a Guarantor;

              (2) any Investment in Cash Equivalents;

              (3) any Investment by AirGate or any Restricted Subsidiary of AirGate in a Person, if as a result of such Investment:

                  (a) such Person becomes a Wholly Owned Restricted Subsidiary of AirGate; or

                  (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, AirGate or a Wholly Owned Restricted Subsidiary of AirGate;

              (4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "Repurchase at the Option of Holders -- Asset Sales;"

              (5) any acquisition of assets solely in exchange for the issuance of Equity Interests, other than Disqualified Stock, of AirGate;

              (6) Investments, the payment of which consists only of Equity Interests, other than Disqualified Stock;

              (7) Investments of up to $5 million in fiscal 2003, $7.5 million in fiscal 2004, $10 million in fiscal 2005, $12.5 million in fiscal 2006 and $15 million in fiscal 2007, in the aggregate, in one or more transactions in one or more entities that (i) will engage in a related telecommunications service business, (ii) will bid on, own or lease spectrum or (iii) will provide management, billing or customer care services; provided that, at the time of such Investment, AirGate could have incurred $1.00 of additional debt pursuant to the first paragraph of the covenant described in "Selected Covenants -- Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock;" provided further, that such amounts will be included in the calculation of subsequent Restricted Payments under the covenant described in "Selected Covenants -- Limitation on Restricted Payments."

              (8) Investments in one or more transactions, not to exceed an aggregate of $5 million, in one or more entities that will provide management, billing or customer care services; and

              (9) other Investments in any Person having an aggregate fair market value, measured on the date each such Investment was made and without giving effect to subsequent changes in value, when taken together with all other Investments made pursuant to this clause (9) since the date of the Indenture, not to exceed $5.0 million.

         "Permitted Junior Securities" means Equity Interests in AirGate or its Subsidiaries or debt securities of AirGate or its Subsidiaries that are subordinated to all Senior Debt (and any debt securities issued in exchange for Senior Debt) to substantially the same extent as, or to a greater extent than, the Notes are subordinated to Senior Debt.

         "Permitted Liens" means:

              (1) Liens securing Indebtedness under Credit Facilities constituting Senior Debt on any tangible or intangible asset or property of AirGate or any Restricted Subsidiary, whether such asset or property is real, personal or mixed; provided, that a similar Lien on such asset or property shall also be granted for the benefit of the Holders of the Notes and such Lien granted for the benefit of the Holders of the Notes shall be junior only to the Liens securing Indebtedness under Credit Facilities constituting Senior Debt and certain other Permitted Liens, and any intercreditor agreement or other agreement pertaining to relative rights in such Collateral shall not be any less favorable than the Intercreditor Agreement as in effect at such time or as last in effect;

              (2) Liens in favor of AirGate or the Guarantors;

              (3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with AirGate or any Restricted Subsidiary of AirGate; provided that such Liens (a) were in existence prior to the contemplation of such merger or consolidation, (b) are not incurred in anticipation of or in connection with such merger or consolidation, and (c) do not extend to any assets other than those of the Person merged into or consolidated with AirGate or the Restricted Subsidiary;

              (4) Liens on property existing at the time of acquisition thereof by AirGate or any Restricted Subsidiary of AirGate, provided that such Liens (a) were in existence prior to the contemplation of such acquisition, (b) are not incurred in anticipation of or in connection with the acquisition of such property and (c) do not extend to any assets other than those of the property acquired;

              (5) Liens and deposits made to secure the performance of statutory obligations, surety or appeal bonds, performance bonds, letters of credit or other obligations of a like nature incurred in the ordinary course of business;

              (6) Liens to secure Indebtedness, including Capital Lease Obligations, permitted by clause (4) of the second paragraph of the covenant entitled "Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock" covering only the assets acquired with such Indebtedness;

              (7) Liens existing on the date of the Indenture;

              (8) Liens on Assets of Guarantors to secure Senior Debt of such Guarantor that was permitted by the Indenture to be incurred;

              (9) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

              (10) Liens incurred in the ordinary course of business of AirGate or any Restricted Subsidiary of AirGate with respect to obligations that do not exceed $5.0 million at any one time outstanding;

              (11) Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, that any such Lien may not extend to any other property owned by AirGate or any Restricted Subsidiary; provided further that such Liens are not incurred in anticipation of or in connection with the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary;

              (12) Liens securing the Notes and the Guarantees outstanding on the Closing Date;

              (13) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses
          (3), (4), (7) and (8);

              (14) Liens imposed by law, such as carriers', warehousemen's and mechanics' liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings, or other Liens arising out of judgments or awards against such Person not giving rise to an Event of Default so long as any appropriate legal proceeding that may have been duly initiated for the review of such judgment or award shall have been finally determined, or the period within which such proceeding may be initiated shall not have expired;

              (15) Liens on assets of AirGate or any Restricted Subsidiary arising as a result of a sale and leaseback transaction with respect to such assets; provided that the proceeds from such sale and leaseback transaction are applied in accordance with the covenant described above under the caption "-- Repurchase at the Option of Holders -- Asset Sales;" and

              (16) Liens to secure Indebtedness (and any guarantee of such Indebtedness) permitted to be incurred under (i) clause (12) of the covenant described in the caption "-- Selected Covenants -- Limitation of Incurrence of Indebtedness and Issuance of Preferred Stock" or (ii) the first paragraph of such covenant, provided, that such Liens shall be junior to the Liens securing Indebtedness under the Credit Facilities constituting Senior Debt and provided further that such Liens shall also be granted for the benefit of the Holders of the Notes and such Liens shall rank pari passu with the Lien granted for the benefit of the Holders of the Notes.

         "Permitted Refinancing Indebtedness" means any Indebtedness of AirGate or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of AirGate or any of its Restricted Subsidiaries, other than intercompany Indebtedness; provided that:

              (1) the principal amount, or accreted value, if applicable, of such Permitted Refinancing Indebtedness does not exceed the principal amount of, or accreted value, if applicable, plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness refinanced or the amount of any premium reasonably determined by AirGate as necessary to accomplish such refinancing, plus accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded, plus the amount of reasonable expenses incurred in connection therewith;

              (2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

              (3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

              (4) such Indebtedness is incurred either by AirGate or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

         "Person" means any individual, corporation, partnership, joint venture, limited liability company, trust, unincorporated organization or government or any agency or political subdivision thereof or other entity of any nature.

         "Preferred Capital Stock," as applied to the Capital Stock of any Person, means Capital Stock of such Person of any class or classes, however designated, that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

         "Rating Organization" means Standard & Poor's Ratings Service, a discussion of The McGraw-Hill Companies Inc., or Moody's Investors Service, Inc. or their respective subsidiaries.

         "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

         "Sale and Leaseback Transaction" means any arrangement with any Person (other than AirGate or a Subsidiary), or to which any such Person is a party, providing for the leasing, pursuant to a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP, to AirGate or a Restricted Subsidiary of any property or asset which has been or is to be sold or transferred by AirGate or such Restricted Subsidiary to such Person or to any other Person (other than AirGate or a Subsidiary) to which funds have been or are to be advanced by such Person.

         "Second-Priority Security Documents" means, collectively, the security agreements, pledge agreements, mortgages, deeds of trust, pledges, collateral assignments and other agreements or instruments, as amended, supplemented, replaced or otherwise modified from time to time, among AirGate, certain other grantors and the Trustee, that evidence or create a security interest in any or all of the Collateral in favor of the Trustee and any Holders of the Notes.

         "Security Documents" mean, collectively:

              (1) the First-Priority Security Documents;

              (2) the Second-Priority Security Documents; and

              (3) the Intercreditor Agreement.

         "Senior Debt" means:

              (1) all Indebtedness outstanding under Credit Facilities and any guarantees thereof and all Hedging Obligations with respect thereto, to the extent permitted under clause(3) of the second paragraph of the covenant described under the caption "-- Selected Covenants -- Limitation on Issuance of Indebtedness and Issuance of Preferred Stock;" and

              (2) all Obligations with respect to the items listed in the preceding clause (1).

         Notwithstanding anything to the contrary in the preceding, Senior Debt will not include:

              (1) any liability for federal, state, local or other taxes owed or owing by AirGate;

              (2) any Indebtedness of AirGate to any of its Subsidiaries or other Affiliates;

              (3) any trade payables; or

              (4) any Indebtedness that is incurred in violation of the Indenture or that is not permitted to be incurred under clause (3) of the second paragraph of the covenant described under "-- Selected Covenants -- Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock."

         "Senior Subordinated Discount Notes" means the 13.5% Senior Subordinated Discount Notes due October 1, 2009 of AirGate.

         "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the date hereof.

         "Spectrum Trademark Agreement" means Sprint Trademark and Service Mark License Agreement between Sprint Spectrum L.P. and AirGate, dated as of July 22, 1998, and any exhibits, schedules or addendum thereto, as such may be amended, modified or supplemented from time to time.

         "Sprint Agreements" means the (1) Management Agreement; (2) Sprint PCS Services Agreement between Sprint Spectrum L.P. and AirGate, dated as of July 22, 1998, and any exhibits, schedules or addendum thereto, as such may be amended, modified or supplemented from time to time; (3) Trademark Agreement; and (4) Spectrum Trademark Agreement.

         "Sprint PCS Affiliate" means any Person whose sole or predominant business is operating a personal communications services business pursuant to arrangements with Sprint Spectrum L.P. and/or its Affiliates, or their successors, similar to the Sprint Agreements.

         "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

         "Subordinated Note Obligations" means all Obligations with respect to the Notes, including without limitation, principal of, premium, if any, and interest, if any, payable pursuant to the terms of the Notes (including upon the acceleration of redemption thereof), together with and including any amounts received or receivable upon the exercise of rights of rescission or other rights of action (including claims for damages) or otherwise.

         "Subsidiary" means, with respect to any Person:

              (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled, without regard to the occurrence of any contingency, to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person, or a combination thereof; and

              (2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person, or any combination thereof.

         "Trademark Agreement" means Sprint Trademark and Service Mark License Agreement between Sprint Communications Company, L.P. and AirGate, dated as of July 22, 1998, and any exhibits, schedules or addendum thereto, as such may be amended, modified or supplemented from time to time.

         "Trustee" means the trustee under the Indenture.

         "Unrestricted Subsidiary" means any Subsidiary of AirGate that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

              (1) has no Indebtedness other than Non-Recourse Debt;

              (2) is not party to any agreement, contract, arrangement or understanding with AirGate or any Restricted Subsidiary of AirGate unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to AirGate or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of AirGate;

              (3) is a Person with respect to which neither AirGate nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results;

              (4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of AirGate or any of its Restricted Subsidiaries; and

              (5) has at least one director on its board of directors that is not a director or executive officer of AirGate or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of AirGate or any of its Restricted Subsidiaries.

         Any designation of a Subsidiary of AirGate as an Unrestricted Subsidiary shall be evidenced to the Trustee by filing with the Trustee the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption "-- Selected Covenants -- Limitation on Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of AirGate as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock," AirGate shall be in default of such covenant. The Board of Directors of AirGate may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of AirGate of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption "-- Selected Covenants -- Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

         "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

         "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date of determination, the number of years obtained by dividing:

              (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years, calculated to the nearest one-twelfth, that will elapse between such date and the making of such payment; by

              (2) the then outstanding principal amount of such Indebtedness.

         "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which, other than directors' qualifying shares, shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

Book Entry Form

     Global Notes

         We issued the Notes in fully registered form without coupons and each
Note is represented by a global Note (a "Global Note") registered in the name of a nominee of the depositary. Except as set forth in this prospectus, Notes are issuable only in global form. All Notes are represented by one or more fully registered Global Notes. Each Global Note was deposited with, or on behalf of, the depositary and registered in the name of the depositary or its nominee. Your beneficial interest in a Note is shown on, and transfers of beneficial interests are effected only through, records maintained by the depositary or its participants. Payments of principal of, premium, if any, and interest, if any, on, Notes represented by a Global Note will be made by us or our paying agent to the depositary or its nominee. The Depository Trust Company ("DTC") is the initial depositary.

     The Depositary

         DTC is the initial depositary with respect to the Notes. DTC has advised us that it is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the Securities and Exchange Act of 1934, as amended. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in those securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates.

         DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom, and/or their representatives, own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by DTC only through participants. The rules applicable to DTC and its participants are on file with the Securities and Exchange Commission.

     Ownership of Global Notes

         When we issued the Notes represented by a Global Note, the depositary credited, on its book-entry registration and transfer system, the participants' accounts with the principal amounts of the Notes represented by the Global Note beneficially owned by the participants. Ownership of beneficial interests in a Global Note are limited to participants or persons that hold interests through participants. Ownership of beneficial interests in Notes represented by a Global Note are limited to participants or persons that hold interests through participants. Ownership of beneficial interests in Notes represented by a Global Note or Global Notes are shown on, and the transfer of that ownership is effected only through, records maintained by the depositary, or by participants in the depositary or persons that may hold interests through participants. The laws of some states require that purchasers of securities take physical delivery of securities in definitive form. These limits and laws may impair your ability to transfer beneficial interests in a Global Note.

         So long as the depositary for a Global Note, or its nominee, is the registered owner of the Global Note, the depositary or its nominee will be considered the sole owner or holder of the Notes represented by a Global Note for all purposes under the Indenture. Except as provided below, you, as the owner of beneficial interests in Notes represented by a Global Note or Global Notes (a) are not entitled to register the Notes represented by a Global Note in your name, (b) will not receive or be entitled to receive physical delivery of Notes in definitive form and (c) are not considered the owner or holder of the Notes under the Indenture.

         Accordingly, you must rely on the procedures of the depositary or on the procedures of the participant through which you own your interest, to exercise any rights of a holder under the Indenture or a Global Note. We understand that under existing policy of the depositary and industry practices, if (a) we request any action of holders, or (b) you desire to give notice or take action which a holder is entitled to under the Indenture or a Global Note, the depositary would authorize the participants holding the beneficial interests to give the notice or take the action.

         If you are a beneficial owner that is not a participant, you must rely on the contractual arrangements you have directly, or indirectly through your financial intermediary, with a participant to give notice or take action.

         To facilitate subsequent transfers, all Global Notes deposited by participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of Global Notes with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the book-entry Notes; DTC's records reflect only the identity of the direct participants to whose accounts the book-entry Notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

         Neither DTC nor Cede & Co. will consent or vote with respect to book-entry Notes. Under its usual procedures, DTC will mail an "Omnibus Proxy" to us as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the book-entry Notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

         A beneficial owner shall give notice to elect to have its book-entry Notes purchased or tendered, through its participant, to the paying agent, and shall effect delivery of such book-entry Notes by causing the direct participant to transfer the participant's interest in the book-entry Notes, on the depositary's records, to the paying agent. The requirement for physical delivery of book-entry Notes in connection with a demand for purchase or a mandatory purchase will be deemed satisfied when the ownership rights in the book-entry Notes are transferred by a direct participant on the depositary's records.

     Payments

         We will make payments of principal of, premium, if any, and interest, if any, on, the Notes represented by a Global Note through the trustee to the depositary or its nominee, as the registered owner of a Global Note. Neither we, the trustee, any paying agent or any other of our agents will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of a Global Note or for maintaining, supervising or reviewing any records relating to beneficial ownership interests. We expect that the depositary, upon receipt of any payments, will immediately credit the accounts of the related participants with payments in amounts proportionate to their beneficial interest in the Global Note. We also expect that payments by participants to owners of beneficial interests in a Global Note will be governed by standing customer instructions and customary practices and will be the responsibility of the participants.

     Certificated Notes

         If DTC or any other designated replacement depositary is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 calendar days, we will issue certificated Notes in exchange for all the Global Notes. Also, we may at any time and in our sole discretion determine not to have the Notes represented by the Global Note and, in that event, will issue certificated Notes in exchange for all the Global Notes. In either instance, you, as an owner of a beneficial interest in a Global Note, will be entitled to have certificated Notes equal in principal amount to the beneficial interest registered in your name and will be entitled to physical delivery of the certificated Notes. The certificated Notes will be registered in the name or names as the depositary shall instruct the Trustee. These instructions may be based upon directions received by the depositary from participants with respect to beneficial interests in the Global Notes. The certificated Notes will be issued in denominations of $100,000 or any amount in excess of $100,000 which is an integral multiple of $1,000 and will be issued in registered form only, without coupons. No service charge will be made for any transfer or exchange of certificated Notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge.

                          DESCRIPTION OF CAPITAL STOCK

General

         The following summarizes all of the material terms and provisions of our capital stock. Under our amended and restated certificate of incorporation, which effected a 1 for 5 reverse stock split, we have 31,000,000 shares of authorized capital stock, including 30,000,000 shares of common stock, par value $0.01 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share. As of December 31, 2003, after giving effect to the reverse stock split, we had outstanding 5,192,238 shares of common stock (including 7,400 shares of restricted stock), no shares of preferred stock, options exercisable for 255,414 shares of common stock and warrants to acquire 137,560 shares of common stock. After giving effect to the recapitalization, including the reverse stock split, as of December 31, 2003, there would have been issued and outstanding approximately 11,760,942 shares of our common stock (or approximately 12,153,916 shares, assuming exercise of all options and warrants issued and outstanding as of that date).

         On February 12, 2004, the Company's stockholders approved a 1-for-5 reverse split of the Company's capital stock. On February 13, 2004, the Company amended and restated its certificate of incorporation to effect the reverse stock split. Trading of the Company's shares of common stock on a post-split basis commenced on February 20, 2004. As a result of the reverse stock split, the stockholders will receive one share of common stock, and cash resulting from the elimination of any fractional shares, in exchange for each five shares of common stock currently outstanding. The table below indicates all share and per share amounts for the years ended September 30, 2001, 2002, and 2003 on a historical basis and as adjusted for this 1-for-5 reverse stock split.


                                                                             Years Ended September 30,
                                                         ------------------------------------------------------------------
                                                                    2001                   2002               2003
                                                         ------------------------------------------------------------------
                                                              (in thousands, except share and per share information)
Net loss                                                        $  (110,990)            $  (996,617)        $  (84,757)
Basic and diluted weighted-average outstanding common
shares:
  Pre-split shares                                               13,089,285              23,751,507         25,908,414
  Post-split shares                                               2,617,857               4,750,301          5,181,683
Earnings per share:
  Pre-split                                                     $     (8.48)            $    (41.96)        $    (3.27)
  Post-split                                                    $    (42.40)            $   (209.80)        $   (16.36)


Common Stock

         The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders and do not have any cumulative rights. Subject to the rights of the holders of any series of preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefor. Holders of shares of common stock have no preemptive, conversion, redemption, subscription or similar rights. If we liquidate, dissolve or wind up, the holders of shares of our common stock are entitled to share ratably in the assets which are legally available for distribution, if any, remaining after the payment or provision for the payment of all debts and other liabilities and the payment and setting aside for payment of any preferential amount due to the holders of shares of any series of preferred stock.

Preferred Stock

         Under our amended and restated certificate of incorporation, the board of directors is authorized, subject to certain limitations prescribed by law, without further stockholder approval, from time to time to issue up to an aggregate of 1,000,000 shares of preferred stock. The preferred stock may be issued in one or more series. Each series may have different rights, preferences and designations and qualifications, limitations and restrictions that may be established by our board of directors without approval from the stockholders. These rights, designations and preferences include:

         o        number of shares to be issued;

         o        dividend rights;

         o        dividend rates;

         o right to convert the preferred shares into a different type of security;

         o        voting rights attributable to the preferred shares;

         o right to set aside a certain amount of assets for payment relating to the preferred shares; and

         o prices to be paid upon redemption of the preferred shares or a bankruptcy type event.

         If our board of directors decides to issue any preferred stock, it could have the effect of delaying or preventing another party from taking control of us. This is because the terms of the preferred stock could be designed to make it prohibitively expensive for any unwanted third party to make a bid for our shares. We have no present plans to issue any shares of preferred stock.

Delaware Law and Certain Charter and By-Law Provisions

         Subject to certain exceptions, Section 203 of the Delaware General Corporation Law prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a certain period of time. That period is three years after the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained that status with the approval of the board of directors or unless the business combination is approved in a prescribed manner. A "business combination" includes certain merger, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with his or her affiliates and associates, owns, or owned within three years prior, 15% or more of the corporation's voting stock.

         Our amended and restated certificate of incorporation provides that certain business transactions with interested stockholders must be approved by the holders of at least 80% of the voting power of our then-outstanding shares of stock entitled to vote in the election of directors, voting together as a single class. Such business transactions include: mergers or consolidations with an interested stockholder; sales, leases, exchanges, mortgages, pledges, transfers or other dispositions of any of our assets to an interested stockholder; certain sizable issuances or transfers of any of our securities to an interested stockholder; the adoption of any plan or proposal for our liquidation proposed by or on behalf of an interested stockholder; or any reclassification of our securities or recapitalization which increases the proportionate share of any class of securities of an interested stockholder. However, the affirmative vote of a majority of the shares of outstanding stock entitled to vote, or such vote as is required by law or our certificate of incorporation, will suffice with respect to a business combination with an interested stockholder if the consideration received meets certain fair price standards.

         Our amended and restated certificate of incorporation and by-laws provide for the division of the board of directors into three classes, as nearly equal in size as possible, with each class beginning its three year term in a different year. A director may be removed only for cause by the affirmative vote of the holders of at least 80% of the voting power of all of the then-outstanding shares of capital stock entitled to vote generally for the election of directors voting together as a single class.

         Our by-laws also require a stockholder who intends to nominate a candidate for election to the board of directors, or to raise new business at a stockholder meeting to give at least 90 days advance notice to the Secretary. The notice provision requires a stockholder who desires to raise new business to provide us with certain information concerning the nature of the new business, the stockholder and the stockholder's interest in the business matter. Similarly, a stockholder wishing to nominate any person for election as a director will need to provide us with certain information concerning the nominee and the proposing stockholder.

         Our amended and restated certificate of incorporation empowers our board of directors, when considering a tender offer or merger or acquisition proposal, to take into account factors in addition to potential economic benefits to stockholders. These factors may include:

         o comparison of the proposed consideration to be received by stockholders in relation to the then current market price of our capital stock, the estimated current value of the company in a freely negotiated transaction and the estimated future value of the company as an independent entity; and

         o the impact of a transaction on our employees, suppliers and clients and its effect on the communities in which we operates.

         Our amended and restated certificate of incorporation also contains a provision which acknowledges that certain of our Sprint agreements establish a process for the sale of our operating assets in the event of a default by us and an acceleration of the obligations under our credit facility. This provision of the amended and restated certificate of incorporation is intended to permit the sale of such assets without further stockholder approval.

         The provisions described above could make it more difficult for a third party to acquire control of us and, furthermore, could discourage a third party from making any attempt to acquire control of us.

         Our amended and restated certificate of incorporation provides that any action required or permitted to be taken by our stockholders may be taken only at a duly called annual or special meeting of the stockholders, and that special meetings may be called only by resolution adopted by a majority of the board of directors, or as otherwise provided in the bylaws. These provisions could have the effect of delaying until the next annual stockholders meeting stockholder actions that are favored by the holders of a majority of the outstanding voting securities. These provisions may also discourage another person or entity from making an offer to stockholders for the common stock. This is because the person or entity making the offer, even if it acquired a majority of our outstanding voting securities, would be unable to call a special meeting of the stockholders and would further be unable to obtain unanimous written consent of the stockholders. As a result, any meeting as to matters they endorse, including the election of new directors or the approval of a merger, would have to wait for the next duly called stockholders meeting.

         Delaware law provides that the affirmative vote of a majority of the outstanding shares is required to amend a corporation's certificate of incorporation, unless the corporation's certificate of incorporation requires a greater percentage. Our amended and restated certificate of incorporation requires the affirmative vote of the holders of at least 80% of the outstanding voting stock to amend or repeal any of the provisions of the amended and restated certificate of incorporation described above. The 80% vote is also required to amend or repeal any of our by-law provisions described above. The by-laws may also be amended or repealed by the board of directors. The 80% stockholder vote would be in addition to any separate vote that each class of preferred stock is entitled to that might in the future be required in accordance with the terms of any preferred stock that might be outstanding at the time any amendments are submitted to stockholders.

Registration Rights Agreement

         Pursuant to a support agreement, we previously made a private offer to holders of approximately 67% of our outstanding old notes to exchange their old notes for shares of our common stock and notes, on terms and conditions substantially identical to those in the public exchange offer. The shares of our common stock and the notes issued in the private exchange offer are restricted securities under the Securities Act of 1933, as amended, and contain a legend to this effect.

         After the consummation of the restructuring, the noteholders that were party to the support agreement, including its amendment, held restricted shares of common stock and notes. Consequently, we agreed, pursuant to a registration rights agreement, to file and to use our reasonable best efforts to effect and maintain the effectiveness of a shelf registration statement to permit such noteholders' resale of such common stock and notes.

         In addition, we entered into a registration rights agreement at the time of our acquisition of iPCS with some of the former iPCS stockholders. Under the terms of the registration rights agreement, Blackstone Communications Partners I L.P. and certain of its affiliates ("Blackstone") have a demand registration right, which became exercisable after November 30, 2002, subject to the requirement that the offering exceed size requirements. In addition, the former iPCS stockholders, including Blackstone, have incidental registration rights pursuant to which they can, in general, include their shares of our common stock in any public registration we initiate, whether or not for sale for our own account.

Transfer Agent and Registrar

         The transfer agent and registrar for the common stock is American Stock Transfer & Trust Company.

Listing

         AirGate's common stock is currently quoted on The Nasdaq National
Market.

             MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

         The following describes the material United States federal income tax consequences of the ownership and disposition of the common stock and notes by U.S. and non-U.S. Holders, each as defined below, who acquire the common stock and notes and, where indicated, represents the opinion of KPMG LLP. The following discussion does not purport to be a full description of all United States federal income tax considerations that may be relevant to the holding or disposition of common stock and notes, such as tax consequences arising under the tax laws of any state, locality or foreign jurisdiction. Except where noted, this summary deals only with notes held as capital assets within the meaning of
Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code") and does NOT deal with special situations, such as those of:

         o        dealers in securities or currencies;

         o        financial institutions;

         o        tax-exempt entities;

         o        insurance companies;

         o        regulated investment companies;

         o        real estate investment trusts;

         o persons holding notes as part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

         o traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

         o corporations that accumulate earnings to avoid federal income tax;

         o persons whose functional currency is not the United States dollar;

         o        persons subject to the alternative minimum tax; and

         o        investors in pass-through entities.

         Furthermore, this discussion is based on the Code and Treasury Regulations (the "Regulations"), rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified (possibly with retroactive effect) so as to result in United States federal income tax consequences different from those discussed below. PERSONS CONSIDERING ACQUIRING THE COMMON STOCK AND NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IN LIGHT OF THEIR PARTICULAR SITUATIONS AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

         Except where noted, the following discussion addresses only U.S. Holders of the notes. As used herein, a "U.S. Holder" of notes means a holder that is for United States federal income tax purposes:

         o a citizen or resident of the United States, including, an alien resident who is a lawful permanent resident of the United States or who meets the substantial presence test under
                  Section 7701(b) of the Code;

         o a corporation (or other entity taxable as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States or any political subdivision thereof;

         o an estate, if its income is subject to United States federal income taxation regardless of its source; or

         o a trust, if a United States court is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or if it has made a valid election to be treated as a United States person.

A non-U.S. Holder is an individual, corporation, entity, estate or trust (that is a beneficial owner of the notes or common stock) other than a U.S. Holder.

         If an entity that is treated as a partnership for federal income tax purposes holds notes or common stock, the tax treatment of its partners or members will generally depend upon the status of the partner or member and the activities of the entity. If you are a partner of a partnership or a member of a limited liability company or other entity classified as a partnership for federal income tax purposes and that entity is holding notes and common stock, you should consult your tax advisor.

         We have not sought and will not seek any rulings from the Internal Revenue Service ("IRS") with respect to the United States federal income tax consequences discussed below. Although the discussion below represents our best judgment as to the matters discussed herein, it does not in any way bind the IRS or the courts or in any way constitute an assurance that the United States federal income tax consequences discussed herein will be accepted by the IRS or the courts.

Federal Income Tax Consequences to U.S. Holders


Ownership, Sale, Exchange or Retirement of the Notes

     Interest and OID

         Stated interest paid on the notes will be included in a U.S. Holder's income as ordinary income in accordance with such U.S. Holder's method of tax accounting. In addition, the notes may have original issue discount ("OID") in the event that the issue price of the notes is less than their stated redemption price at maturity by more than a specified de minimis amount. The determination of the issue price of the notes will depend on whether the notes are publicly traded within the meaning of applicable Regulations. The notes will be treated as publicly traded if, at any time during the 60-day period ending 30 days after the issue date of the notes, the notes were traded on an established market. If the notes are considered to be publicly traded, the issue price of the notes will equal their fair market value on the date of the exchange. If the notes are not considered to be publicly traded, but the old notes previously exchanged for these notes are considered to be publicly traded, the fair market value of the old notes on the date of the exchange will be allocated between the notes and the common stock based on their relative fair market values, and the issue price of the notes will equal the portion of such fair market value allocated to the notes. If neither the old notes nor the notes are considered to be publicly traded, the issue price of the notes will equal their stated principal amounts. If OID is associated with the notes, a U.S. Holder of such notes will be required to include in income an amount equal to the sum of the daily portions of the OID for each day during the taxable year on which the holder held the notes regardless of its method of accounting. In compliance with applicable Regulations, we will furnish certain information to the IRS and holders of the notes with respect to any OID accruing while the notes are held.

     Acquisition Premium in Event Notes Have OID

         If the notes have OID, a U.S. Holder of a note will be entitled to a reduction in the amount of OID required to be included in its income if the U.S. Holder is considered to acquire the note with "acquisition premium." A note will have acquisition premium if the U.S. Holder's adjusted tax basis in the note immediately after its acquisition is less than or equal to the stated redemption price at maturity and exceeds the adjusted issue price of the note. The amount of OID the holder must include in its gross income with respect to that note for any taxable year is generally reduced by the portion of the acquisition premium properly allocable to that year.

     Market Premium

         If the notes do not have any OID and a U.S. Holder purchases the note at a cost greater than the note's stated redemption price at maturity, such U.S. Holder will be considered to have purchased the note at a premium, and may elect to amortize the premium as an offset to interest income, using a constant yield method, over the remaining term of the note. However, if the note may be optionally redeemed for more than the amount payable at maturity at the time it is purchased (see the description of the redemption prices described under the caption "Description of the Notes--Optional Redemption" above), the amortization of the premium might, depending on the timing and pricing of the purchase relative to the redemption provisions of the notes, have special rules apply. If a U.S. Holder makes this election, the election generally will apply to all taxable debt instruments held during or after such U.S. Holder's taxable year for which the election is made. In addition, a U.S. Holder may not revoke the election without the consent of the IRS. If U.S. Holder elects to amortize the premium, such U.S. Holder will be required to reduce tax basis in the note by the amount of the premium amortized during such U.S. Holder's holding period. If a U.S. Holder does not elect to amortize premium, the amount of premium will be included in the tax basis in the note and will decrease the gain or increase the loss otherwise recognized upon the disposition of the note. Therefore, if a U.S. Holder does not elect to amortize premium and holds the note to maturity, such U.S. Holder generally will be required to treat the premium as capital loss when the note matures.

     Market Discount

         If a U.S. Holder purchases a note at a price that is lower than the note's stated redemption price at maturity (or in the case of an OID note, the note's issue price, increased by the amount of any accrued OID), by 0.25% or more of the stated redemption price at maturity (or issue price, increased by the amount of any accrued OID), multiplied by the number of remaining whole years to maturity, the note will be considered to have "market discount" in such U.S. Holder's hands. In this case, any partial principal payment on the note, gain realized on the sale, exchange, retirement or other disposition of the note and unrealized appreciation on some nontaxable dispositions of the note generally will be treated as ordinary interest income to the extent of the market discount that accrued on the note during such U.S. Holder's holding period. In general, market discount will be treated as accruing ratably over the term of the note, or, at such U.S. Holder's election, under a constant yield method. A constant yield election will apply only to notes to which it is made, but is irrevocable.

         A U.S. Holder may elect to include market discount in gross income currently as it accrues (on either a ratable or constant yield basis), in lieu of treating a portion of any gain realized on a sale of the note as ordinary income. If a U.S. Holder does make this election, it will apply to all market discount debt instruments acquired on or after the first day of the first taxable year to which the election applies. The election may not be revoked without the consent of the IRS.

         Unless a U.S. Holder elects to include any market discount in income on a current basis, as described above, such U.S. Holder could be required to defer the deduction of a portion of interest expense on any indebtedness incurred or maintained to purchase or carry the notes.

     Applicable High Yield Discount Obligation

         The notes may constitute "applicable high yield discount obligations." An "applicable high yield discount obligation" is any debt instrument that (1) has a maturity date that is more than five years from the date of issue, (2) has a yield to maturity that equals or exceeds the applicable federal rate ("AFR") released by the IRS for the calendar month in which the obligation was issued plus five percentage points and (3) has "significant original issue discount." A debt instrument generally has "significant original issue discount" if, as of the close of any accrual period ending more than five years after the date of issue, the excess of the interest (including OID) that has accrued on the obligation over the interest that is required to be paid thereon exceeds the product of the issue price of the instrument and its yield to maturity.

         Provided that the notes are applicable high yield discount obligations, the OID on the notes would not be deductible by us until we pay it in cash. Moreover, if the notes' yield to maturity exceeds the AFR plus six percentage points, a ratable portion of the OID (the "Disqualified OID") (based on the portion of the yield to maturity that exceeds the AFR plus six percentage points) would be permanently non-deductible to us. From a Holder's standpoint, for purposes of the dividends-received deduction under Section 243 of the Code, the Disqualified OID should be treated as a dividend to corporate note holders to the extent it would have been so treated had such amount been distributed with respect to our stock. A corporate holder should consult with its tax advisor regarding the treatment to it of holding an applicable high yield discount obligation.

     Sale, Exchange or Retirement of the Notes

         A U.S. Holder generally will recognize gain or loss on the sale, exchange or retirement of notes equal to the difference between (i) the amount realized on the sale, exchange or retirement of the notes and (ii) the U.S. Holder's tax basis in the notes. Such gain or loss will be a capital gain or loss, except that any gain will be ordinary income to the extent:

         o of any accrued market discount on the old notes, as of the time of the exchange, not previously included in income that is allocable to the notes received in the exchange.

         Any gain or loss recognized on the sale, exchange or retirement of notes will generally be long-term capital gain or loss if the U.S. Holder has held the notes as a capital asset for more than one year (which includes the holding period of the notes). In addition, any payments attributable to accrued but unpaid interest on notes may be taxable as ordinary income in accordance with such U.S. Holder's method of tax accounting.

         The capital gain or loss recognized by a U.S. Holder will constitute long-term capital gain or loss if his or her holding period for the note exceeds one year at the time of disposition. Under current law, some noncorporate taxpayers, including individuals, are eligible for preferential rates of taxation on long-term capital gain, while the deductibility of capital losses is subject to limitation. Holders should consult their tax advisors as to the particular tax consequences to them upon sale, exchange or retirement of a note.

Ownership, Sale, Exchange or Retirement of the Common Stock

     Dividends

         Distributions to U.S. Holders of common stock (including redemption or sale proceeds that are treated under Section 302 or Section 304 of the Code as dividend distributions rather than payment in exchange for the common stock) will be treated as dividend income to such holders to the extent paid out of current or accumulated earnings and profits, as determined under United States federal income tax principles. If the U.S. Holder is a corporation, a dividends received deduction may be available to such U.S. Holder with respect to any such dividends paid on the common stock, subject to applicable limitations under the Code. We do not intend to pay dividends on the common stock.

         To the extent that the amount of any distribution exceeds our current and accumulated earnings and profits for a taxable year, the distribution will first be treated as a tax-free return of capital. Such treatment will cause a reduction in the adjusted basis of the common stock (thereby increasing the amount of gain, or decreasing the amount of loss, to be recognized by the investor on a subsequent disposition of the common stock). The balance in excess of adjusted basis will be taxed as capital gain recognized on a sale or exchange.

     Recently Enacted Legislation

         The recently enacted Jobs and Growth Tax Relief Reconciliation Act of 2003 (the "Act") reduces the maximum rate of tax imposed on most dividends received by individuals from the higher marginal income tax rates to 15% (5% for individuals in the lower tax brackets and 0% for these taxpayers in 2008). Subject to certain holding requirements, this provision generally applies to dividends received in taxable years beginning after December 31, 2002 and before January 1, 2009. For sales and exchanges of capital assets on or after May 6, 2003 and before January 1, 2009, the Act also reduces the top individual tax rate on adjusted net capital gains from 20% (10% for individuals in the lower tax brackets) to 15% (5% for individuals in the lower tax brackets and 0% for these taxpayers in 2008). Holders should consult their tax advisors regarding the specific tax consequences to them that may result from the Act.

     Sale, Exchange and Retirement of Common Stock

         For United States federal income tax purposes, a U.S. Holder will recognize taxable gain or loss on any sale or exchange of a share of common stock in an amount equal to the difference between the amount realized for the share and the U.S. Holder's basis in the share. Capital gains of individuals derived with respect to capital assets held for more than one year are eligible for reduced rates of taxation, while the deductibility of capital losses is subject to limitations. In certain circumstances, a redemption of stock or purchase of stock by a related party can constitute a dividend which will be taxed as described above.

Federal Income Tax Consequences to non-U.S. Holders

         The following discussion is limited to certain United States federal income tax consequences to non-U.S. Holders. For purposes of the discussion below, stated interest, OID, dividends and gain on the sale, exchange or other disposition of a note or share of common stock will be considered to be "United States trade or business income" if such income or gain is:

         o effectively connected with the conduct of a United States trade or business; or

         o in the case of a treaty resident, attributable to a United States permanent establishment (or, in the case of an individual, a fixed base) in the United States.

     Stated Interest and OID

         Generally, stated interest and OID paid to a non-U.S. Holder will not be subject to United States federal income or withholding tax, if such stated interest or OID is not United States trade or business income and is "portfolio interest." Generally, stated interest and OID will qualify as portfolio interest and eligible for the portfolio interest exception if the non-U.S. Holder:

         o does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

         o is not a controlled foreign corporation with respect to which we are a "related person" within the meaning of the Code;

         o is not a bank receiving interest on the extension of credit made pursuant to a loan agreement made in the ordinary course of its trade or business; and

         o certifies, under penalties of perjury, that such holder is not a United States person and provides such holder's name and address.

         The amount of payments of stated interest and OID on the notes or dividends on the common stock, or gain realized on the disposition of the notes or common stock, that are United States trade or business income will not be subject to United States withholding tax at a 30% gross rate but generally will be taxed at regular graduated United States rates. In the case of a non-U.S. Holder that is a corporation, such United States trade or business income also may be subject to the branch profits tax. The gross amount of payments of stated interest and OID that does not qualify for the portfolio interest exception (and is not United States trade or business income) generally will be subject to United States withholding tax at a rate of 30% unless a treaty applies to reduce or eliminate withholding.

         To claim an exemption from withholding in the case of United States trade or business income, or to claim the benefits of a treaty, a non-U.S. Holder must provide a properly executed Form W-8ECI (in the case of United States trade or business income) or Form W-8BEN (in the case of a treaty), or any successor form, as applicable, prior to the payment of stated interest or OID. These forms must be periodically updated. A non-U.S. Holder who is claiming the benefits of a treaty may be required, in certain instances, to obtain a United States taxpayer identification number and to provide certain documentary evidence issued by foreign governmental authorities to prove residence in the foreign country. Also, special procedures are provided under applicable Regulations for payments through qualified intermediaries.

     Dividends

         Generally, the gross amount of any distributions with respect to the common stock (including redemption proceeds that are treated under Section 302 of the Code as dividend distributions rather than payment in exchange for the common stock) that are not United States trade or business income (as described above under the heading "-- Stated Interest and OID") will be subject to United States withholding tax at a rate of 30% unless a treaty applies to reduce or eliminate withholding.

     Sale, Exchange or Redemption of Notes and Common Stock

         Except as described below and subject to the discussion concerning backup withholding, any gain recognized by a non-U.S. Holder on the sale, exchange or redemption of a note or common stock generally will not be subject to United States federal income tax, unless:

         o such gain is United States trade or business income or constitutes gain realized on the sale of an interest in a "United States real property holding corporation" which is treated as income effectively connected with the conduct of a United States trade or business under Section 897 of the Code;

         o subject to certain exceptions, the non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition; or

         o the non-U.S. Holder is subject to tax pursuant to the provisions of United States tax law applicable to certain United States expatriates.

Upon a sale, exchange or redemption of a note, no United States tax withholding will apply to accrued and unpaid OID to the extent that such OID qualifies for an exemption as described above under the heading "-- Stated Interest and OID." If the accrued and unpaid OID does not so qualify, United States tax withholding will apply in the manner described above under the heading "-- Stated Interest and OID" upon redemption of a note, and in certain circumstances, upon a sale or exchange of a note.

         We do not believe that we are a United States real property holding corporation within the meaning of Section 897 of the Code. If our belief were incorrect, United States withholding tax could apply with respect to the amount realized by a non-U.S. Holder on the sale, exchange or redemption of shares of common stock.

Information Reporting and Backup Withholding

     U.S. Holders

         In general, information reporting requirements will apply to payments of dividends on the common stock and interest on the notes (including accruals of OID), and to the proceeds of a sale or other disposition of the common stock and notes made to U.S. Holders other than certain exempt recipients (such as corporations). A backup withholding tax will apply to such payments if the U.S. Holder fails to provide a correct taxpayer identification number or certification of exempt status or fails to report in full dividend and interest income.

         Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against such holder's United States federal income tax liability provided the required information is furnished to the IRS.

     Non-U.S. Holders

         We must report annually to the IRS and to each non-U.S. Holder the amount of dividends and interest payments paid to such holder and the tax withheld with respect to such dividends and interest income, regardless of whether withholding was required. Copies of the information returns reporting such dividends, interest payments and withholding may also be made available to the tax authorities in the country in which the non-U.S. Holder resides under the provisions of an applicable income tax treaty.

         Backup withholding may apply to dividends and interest payments paid to a non-U.S. Holder unless the beneficial owner provides his name and address. In some cases, a taxpayer identification number may be required to be provided (i.e., where treaty benefits are claimed). Please consult your tax advisor regarding this requirement. The beneficial owner must also certify, under penalty of perjury, that he or she is not a United States person (which certification may be made on Form W-8BEN). If a financial institution holds the common stock and notes on behalf of the beneficial owner, such institution must certify, under penalty of perjury, that such statement has been received by it and furnish a paying agent with a copy thereof.

         Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of common stock and notes within the United States or conducted through United States-related financial intermediaries unless:

         o the beneficial owner certifies under penalty of perjury that he or she is a non-U.S. Holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person); or

         o        the holder otherwise establishes an exemption.

         Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder's United States federal income tax liability provided the required information is furnished to the IRS.

                              PLAN OF DISTRIBUTION

         We are registering shares of our common stock and our notes on behalf of the selling holders. As used in this prospectus, "selling holders" includes holders of shares of common stock or notes on the date hereof and any donees, pledgees, transferees or other successors-in-interest, selling shares of common stock or notes received after the date of this prospectus from a selling holder.

         The selling holders may sell the shares of common stock and the notes covered by this prospectus from time to time in any legal manner selected by the selling holders, including directly to purchasers or through underwriters, broker-dealers or agents, who may act as agent or as principal, and who may receive compensation in the form of discounts, concessions or commissions from the selling holders or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved. The selling holders will act independently of us in making decisions with respect to the timing, manner and size of each sale of the shares of common stock and the notes covered by this prospectus.

         The selling holders have advised us that the shares of common stock and the notes may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale and/or at negotiated prices. These sales may be affected in one or more transactions, including:

         o on The Nasdaq National Market or in any other securities market on which our common stock or notes are then listed or traded;

         o        in the over-the-counter market;

         o        in negotiated transactions;

         o        to underwriters for resale to the public or to investors;

         o        in a combination of any of the above transactions; or

         o        through any other available transaction.

         Our common stock is quoted on The Nasdaq National Market under the symbol "PCSAD." Sales on or through The Nasdaq National Market will be effected at such prices as may be obtainable and as may be satisfactory to the selling holders.

         The selling holders may enter into hedging and/or monetization transactions. For example, a selling holder may:

         o enter into transactions with a broker-dealer or affiliate of a broker-dealer or other third party in connection with which that other party will become a selling holder and engage in short sales or other sales of our common stock and notes under this prospectus, in which case the other party may use shares of our common stock and notes received or borrowed from or pledged by the selling holder or others to settle those sales or to close out any related open borrowings of common stock and notes, and may use securities received from the selling holder in settlement of those derivatives to close out any related borrowings of common stock and notes;

         o itself sell short our common stock and notes under this prospectus and use shares of our common stock and notes held by it to close out any short position;

         o enter into options, forwards or other transactions that require a selling holder to deliver, in a transaction exempt from registration under the Securities Act, our common stock and notes to a broker-dealer or an affiliate of a broker-dealer or other third party who may then become a selling holder and publicly resell or otherwise transfer our common stock and notes under this prospectus; or

         o loan or pledge our common stock and notes to a broker-dealer or affiliate of a broker-dealer or other third party who may then become a selling holder and sell the loaned shares of common stock and notes or, in an event of default in the case of a pledge, become a selling holder and sell the pledged shares under this prospectus.

         The selling holders may sell any or all of the shares of our common stock and notes offered by them pursuant to this prospectus. In addition, the selling holders may transfer, devise or gift the shares of common stock and notes by other means not described in this prospectus. Any shares of common stock and notes covered by this prospectus that qualify for sale under Rule 144 under the Securities Act may be sold under that rule rather than under this prospectus.

         If the selling holders use underwriters for a sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. Any public offering price and any discounts or concessions allowed or paid to dealers may be changed from time to time.

         The selling holders and any underwriters, broker-dealers or agents that participate in the sale of the shares may be deemed to be "underwriters" within the meaning of Section 2(a)(11) of the Securities Act. As a result, any profits on the sale of the shares of common stock or notes by the selling holders and any discounts, commissions or concessions received by any broker-dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act. If a selling holder is deemed to be an "underwriter" within the meaning of Section 2(a)(11) of the Securities Act, that selling holder will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling holders of their obligations to comply with the provisions of the Exchange Act and the rules under the Exchange Act relating to stock manipulation, particularly Regulation M.

         We have agreed to indemnify the selling holders and any broker-dealer, agent or underwriter against certain liabilities related to the selling of the shares of common stock and notes, including liabilities under the Securities Act.

         To the extent required, the shares to be sold, the names of the selling holders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, the specific terms of any underwriting or other agreement and any applicable commissions, discounts or concessions with respect to a particular offering will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part. If a third party in any monetization or hedging transaction is an underwriter, such underwriter will be identified in the applicable prospectus supplement (or post effective amendment). In addition, upon our being notified by a selling holder that a donee, pledgee, transferee or other successor-in-interest intends to sell shares of common stock or notes, we will file a supplement to this prospectus.

         In order to comply with the securities laws of some states, if applicable, the shares of common stock and notes may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock and notes may not be sold unless they have been registered or qualified for sale or any exemption from registration or qualification requirements is available and is complied with.

         Expenses of this offering related to this registration statement, estimated at $115,643, will be borne in full by us. Commission expenses and brokerage fees, if any, will be paid by the selling holders.

                                  LEGAL MATTERS

         The validity of the notes and the common stock offered hereby will be passed upon for us by Winston & Strawn LLP, Chicago, Illinois.

                                   TAX MATTERS

         The tax matters described in this prospectus have been passed upon by KPMG LLP.

                                     EXPERTS

         The consolidated financial statements and financial statement schedule of AirGate PCS, Inc. and subsidiaries as of September 30, 2003 and 2002, and for each of the years in the three-year period ended September 30, 2003, have been incorporated by reference in this prospectus and in the registration statement in reliance upon the reports of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the September 30, 2003 consolidated financial statements contains an explanatory paragraph that states that the Company has suffered significant recurring losses since inception and has an accumulated deficit of $1.3 billion and a stockholders' deficit of $377.0 million at September 30, 2003. The Company's continuation as a going concern is dependent on its ability to restructure or otherwise amend the terms of its debt, and if unsuccessful, the Company may seek bankruptcy court or other protection from its creditors within the next year. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements and financial statement schedule incorporated by reference herein do not include any adjustments that might result from the outcome of this uncertainty.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any document we file at the SEC's public reference room located at 450 5th Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at: http://www.sec.gov.

         We filed a registration statement on Form S-3 to register with the SEC the common stock and notes offered by this prospectus. This prospectus is a part of that registration statement. As allowed by SEC rules, this prospectus does not contain all of the information you can find in our registration statement on Form S-3 or the exhibits to the registration statement.

         You should rely only on the information or representations provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We may not make an offer of the common stock or notes in any state where the offer is not permitted. The delivery of this prospectus does not, under any circumstances, mean that there has not been a change in our affairs since the date of this prospectus. It also does not mean that the information in this prospectus is correct after this date.

         Our address on the world wide web is http://www.airgatepcsa.com. The information on our web site is not a part of this document.


                       DOCUMENTS INCORPORATED BY REFERENCE

         The SEC allows us to incorporate by reference information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, except for any information that is superseded by information that is included directly in this document. We incorporate by reference the documents listed below:

         o Annual Report on Form 10-K/A for the year ended September 30, 2003 and filed January 15, 2004;

         o Annual Report on Form 10-K/A for the year ended September 30, 2003 and filed January 28, 2004;

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         o        Quarterly Report on Form 10-Q for the three-month period ended
                  December 31, 2003 and filed February 17, 2004; and

         o Current Reports on Form 8-K as filed on January 15, 2004, February 2, 2004, February 12, 2004, and February 20, 2004.


         All reports and other documents that we subsequently file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") after the date of this prospectus will be deemed to be incorporated by reference in this prospectus and to be part of it from the date of the filing of those reports and documents. Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in any subsequently filed document that is or is deemed to be incorporated by reference herein modifies or supersedes that statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

         We will provide without charge to each person to whom this prospectus is delivered, upon request of that person, a copy of any or all documents that are incorporated in this prospectus by reference, other than exhibits to those documents unless those exhibits are specifically incorporated by reference in the document this prospectus incorporates. You should direct your requests to AirGate PCS, Inc., Attn: Investor Relations, Harris Tower, 233 Peachtree Street NE, Suite 1700, Atlanta, Georgia 30303.


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